SHARE PURCHASE AGREEMENT

CENTURY RESORTS MANAGEMENT GMBH

and

CENTURY CASINOS, INC.

and

RACING ENTERTAINMENT CENTRE HOLDINGS INC.

dated as of

September 24, 2026

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement, dated as of September 24, 2026 is entered into among Century Resorts Management GmbH (“Vendor”), Century Casinos, Inc. (“Covenantor”), Racing Entertainment Centre Holdings Inc. ("Purchaser") and Highfield Investment Group Inc.

RECITALS

WHEREAS, Vendor owns 75% of the issued and outstanding shares (the "Century Downs Shares") in the capital of United Horsemen of Alberta Inc. ("Century Downs") and all of the issued and outstanding shares (the “Century Mile Shares” and collectively with the Century Downs Shares the “Shares”) in the capital of Century Mile Inc. (“Century Mile” and collectively with Century Downs the “Corporation”); and

WHEREAS, Vendor wishes to sell to Purchaser, and Purchaser wishes to purchase from Vendor, the Shares, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I Definitions
Section 1.01 Definitions. The following terms have the meanings specified or referred to in this Article:

“Adjustment Escrow Amount” means $700,000.00.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Contracts” means any contract between the Vendor and any Affiliate or Related Party, all of which shall be set forth in Section 1.01(a) of the Vendor’s Disclosure Letter.

“AGLC” means the Alberta Gaming, Liquor, and Cannabis Commission and its successors and assigns.

“Agreement” means this Share Purchase Agreement (including the recitals hereto), the Vendor’s Disclosure Letter and all the Exhibits attached hereto as the same may be amended from time to time.

“AML Laws” means Parts XII.2 (Proceeds of Crime) and section 354 (Possession of Property Obtained by Crime) of the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and all other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Laws in Canada, including any regulations, guidelines or orders thereunder.

“Arm’s Length” has the meaning ascribed thereto for the purposes of the Tax Act.

“Articles” means the original or restated articles of incorporation, articles of amendment, articles of amalgamation, articles of arrangement, articles of reorganization, articles of dissolution, articles of revival, articles of constitution, letters patent, supplemental letters patent, a special act, memorandum and articles of association or any other instrument by which a corporation is incorporated.

“Assets” means all the assets, real and personal, tangible and intangible of the Corporation.

“Balance Sheet” has the meaning set forth in the definition of "Financial Statements" in this Article.

“Balance Sheet Date” has the meaning set forth in the definition of "Financial Statements" in this Article.

“Base Price” has the meaning set forth in Section 2.02(a).

“Basket” has the meaning set forth in Section 7.04(a).

“Benefit Plan” means all material employee benefit plans, agreements, programs, policies, practices, material undertakings and arrangements (whether oral or written, formal or informal, funded or unfunded) maintained for, available to or otherwise relating to any employees, directors or officers or former employees, directors or officers of the Corporation, or any spouses, dependents or survivors of any employee or former employee of the Corporation, or in respect of which the Corporation is a party to or bound by or is obligated to contribute or in any way liable, whether or not insured or whether or not subject to any Law, including bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance and termination pay, hospitalization, health and other medical benefits including medical or dental treatment or expenses, life and other insurance including accident insurance, vision, legal, long-term and short-term disability, salary continuation, vacation, supplemental unemployment benefits, education assistance, equity or equity-based compensation, change of control benefits, profit-sharing, mortgage assistance, employee loan, employee assistance and pension, retirement and supplemental retirement plans (including any defined benefit or defined contribution pension plan and any group registered retirement savings plan), and supplemental pension, except that the term “Benefit Plan” shall not include any statutory plans with which the Corporation is required to comply, including the Canada Pension Plan and plans administered under applicable provincial health tax, workers' compensation, workplace health and safety and employment insurance legislation.

“Books and Records” means: (a) all of the Corporation's books of account, accounting records and other financial data and information, including copies of filed Tax Returns and tax assessments for each of the financial years of the Corporation commencing after the Tax year ended seven (7) years before the date of this Agreement excluding the tax assessment for the most recently completed financial period; and (b) the corporate records of the Corporation.

“Breach of Rep Cap” has the meaning set forth in Section 7.04(b).

“Business” means the business carried on by the Corporation, being racetracks and casinos operated at 260 Century Downs Drive Rocky View AB T4A 0V5, in the case of Century Downs, and at 4711 Airport Perimeter Rd, Edmonton International Airport, AB, in the case of Century Mile, and other support services in connection therewith.

“Business Data” means Personal Information and confidential information that is processed by the Corporation in the course of the Business.

“Business Day” means any day except Saturday, Sunday or any other day on which banks located in Edmonton, Alberta are authorized or required by Law to be closed for business.

“Business Systems” means the computer systems, networks, hardware, digital storage media, software, applications and other information technology assets maintained, operated or used by the Corporation.

“Cash” means, with respect to the Corporation, all cash and cash equivalents, (including bank withdrawal clearing, guaranteed investment certificates and associated accrued interest, and any uncleared checks, drafts or wire transfers received or deposited in the accounts of the Corporation), excluding the Casino Float and Trust Accounts.

“Casino Float” means the sum of the Corporation’s casino float.

“Casino Float Adjustment Amount” has the meaning set forth in Section 2.07(b).

“Casino Float Minimum” means:

(a)	$1,863,907.00 in the case of Century Downs; and
(a)	$1,530,608.00 in the case of Century Mile.

“Century Branded Property” means any fixtures or personal property bearing the word “Century” or any registered trademarks owned by Century Casinos Inc.

“Century Downs” has the meaning set forth in the recitals.

“Century Downs Shares” has the meaning set forth in the recitals.

“Century Mile” has the meaning set forth in the recitals.

“Century Mile Ground Sublease” means that certain Development Ground Lease by and between Edmonton Regional Airports Authority, as landlord, and Century Mile Inc., as tenant, dated June 12, 2017, as amended and assigned.

“Century Mile Shares” has the meaning set forth in the recitals.

“Chip Escrow Amount” means the outstanding Vendor Chip and Slot Amount as set out in the Estimated Closing Date Statement.

“Chip Redemption Period” has the meaning set forth in Section 2.08.

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Closing Date Statement” has the meaning set forth in Section 2.07(d).

“Closing Date Working Capital” means, at 3:00 a.m. Mountain Time on the Closing Date, the amount equal to the following, all calculated in accordance with GAAP:

(a)

with respect to Century Downs’, the total of Century Down’s: (i) Current Assets; less; (ii) Current Liabilities (but excluding current and non-current portions of any Indebtedness but including the current monthly payment of the Permitted Indebtedness); and

(b)

with respect to Century Mile, the total of Century Mile’s: (i) Current Assets; less (ii) Current Liabilities (but excluding current and non-current portions of any Indebtedness but including the current monthly payment of the Permitted Indebtedness).

For the purposes of calculating Closing Date Working Capital, amounts included in Closing Date Working Capital which are denominated in a currency other than U.S. dollars will be converted to U.S. dollars at the daily exchange rates posted by the Bank of Canada at 11:59 p.m. Eastern Time on the Business Day immediately preceding the Closing Date.

“Closing Date Working Capital Target” means:

(a)	with respect to Century Downs, in aggregate, $701,984.00; and
(b)	with respect to Century Mile, in aggregate, $774,449.00.

“Closing Time” means 3:00 p.m. Mountain Time on the Closing Date or such other time on the Closing Date as the parties agree in writing that the Closing shall take place.

“Collective Agreement” means any collective agreement, letter of understanding, letter of intent or other written communication or Contract with any trade union, association that may qualify as a trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent, which would cover any of the Employees.

“Compliance Laws” means all Laws, to the extent applicable to the Corporation from time to time, regarding securities, elections, lobbying, anti-corruption, and anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, Laws adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the Canada Elections Act, the Lobbying Act (Canada), the Corruption of Foreign Public Officials Act (Canada), the Criminal Code (Canada), and any other Law of similar effect.

“Confidential Information” has the meaning set forth in Section 5.17(a).

“Confidentiality Agreement” means the Mutual Confidentiality Agreement dated as of August 26, 2025 made between Century Casinos, Inc. and Highfield Investment Group Inc.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Control” means the power, whether directly or indirectly, to direct management and policies, whether through ownership of securities, by contract or by any other means and “Controlled by”, “Controlling” and “under common Control with” and similar phrases shall have corresponding meanings.

“Corporate IP” has the meaning set forth in Section 3.13(a).

“Corporation” has the meaning set forth in the recitals.

“Covenantor” has the meaning set forth in the preamble.

“Cumulative Loss Amount” means, as of any date prior to Closing, the aggregate dollar amount of all Damage to the tangible assets (real or personal) of the Corporation arising from one or more events first occurring after the date of this Agreement and prior to Closing, determined on a gross basis before giving effect to any Insurance Proceeds, reinsurance, indemnities or other recoveries.

“Current Assets” means, without duplication, with respect to the Corporation, the sum of all current assets, but excluding Cash, the Casino Float, any deferred Tax assets and income Tax assets, determined on a consolidated basis without duplication, and in accordance with GAAP, and on a basis consistent with the preparation of the Financial Statements and the past practices of the Corporation (and where GAAP provides for a range of alternatives, such past practices shall govern).

“Current Liabilities” means, without duplication, with respect to the Corporation, the sum of all current liabilities, including but not limited to the Gaming Liabilities, excluding Gaming Liabilities Paid on Closing, accrued Taxes in respect of the Real Property, but excluding (i) any liabilities discharged at Closing, (ii) Indebtedness of the Corporation but including the current monthly payment of the Permitted Indebtedness, (iii) Transaction Costs of the Corporation, and (iv) deferred Tax liabilities and current income Tax liabilities (to the extent filed and paid by the Vendor pursuant to Section 5.14), determined on a consolidated basis without duplication, and in accordance with GAAP, and on a basis consistent with the preparation of the Financial Statements and the past practices of the Corporation (and where GAAP provides for a range of alternatives, such past practices shall govern).

“Damage” means any loss of, damage to, destruction of or impairment of the use, value or condition of any tangible asset (real or personal) of the Corporation, whether arising from fire, flood, casualty, theft, vandalism, equipment failure or other event or circumstance, and whether occurring in one event or a series of events.

“Data Privacy and Security Requirements” has the meaning set forth in Section 3.15(a).

“Data Room” means the electronic documentation site established by Datasite LLC on behalf of Vendor containing the documents set forth in the index included in Section 1.01(b) of the Vendor’s Disclosure Letter.

“Deductible” means the applicable deductible, retention, waiting period or similar out-of-pocket amount borne by the insured under the relevant insurance policy in respect of a claim for Damage.

“Direct Claim” has the meaning set forth in Section 7.05(d).

“Disclosure Letter Supplement” has the meaning set forth in Section 5.03.

“Disposal” means any disposal by any means, including dumping, incineration, spraying, pumping, injecting, depositing or burying.

“Dollars” or “$” means the lawful currency of the United States of America.

“Employees” means those individuals employed by the Corporation immediately before the Closing, including those employees otherwise employed by the Corporation but on vacation, short term disability, long term disability, workers’ compensation-related leave, maternity, parental or other leave or lay-off with rights to recall.

“Encumbrance” means any lien, pledge, mortgage, hypothec, deed of trust, security interest, charge, claim, adverse claim, easement, right of way, encroachment or other similar encumbrance.

“Environment” means the air, surface water, ground water, body of water, any land (including surface land and sub-surface strata), soil or underground space, all living organisms and the interacting natural systems that include components of the air, land, water, and inorganic matters and living organisms, and the environment or natural environment as defined in any Environmental Law, and “Environmental” shall have a corresponding meaning.

“Environmental Law” means any and all Laws relating to the protection of the Environment including those relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, Release or Disposal of any Hazardous Substance.

“Environmental Notice” means any written directive, investigation, proceeding, letter or other written communication from any Governmental Authority relating to non-compliance or potential non-compliance with, or breach of or potential breach of, any Environmental Law or Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made by any Governmental Authority under any Environmental Law.

“Escrow Agent” means Witten LLP.

“Escrow Agreement” means that certain Escrow Agreement to be entered among the Escrow Agent, the Purchaser and the Vendor on Closing in the form agreed upon by the Vendor and Purchaser prior to Closing.

“Escrow Amount” means the Adjustment Escrow Amount, the Chip Escrow Amount, and the Tax Escrow Amount.

“Estimated Closing Date Statement” has the meaning set forth in Section 2.07(a).

“Estimated Closing Date Working Capital” has the meaning set forth in Section 2.07(a).

“Excluded Contracts” has the meaning set forth in Section 5.10(a).

“Excluded Employees” has the meaning set forth in Section 5.06(b).

“Existing Proceeding” has the meaning set forth in Section 7.05(b).

“Final Closing Date Statement” has the meaning set forth in Section 2.07(i).

“Final Closing Statement Date” has the meaning set forth in Section 2.07(i).

“Financial Statements” means collectively (i) the unaudited financial statements of the Corporation for the financial periods ended December 31, 2023 and December 31, 2024 and the unaudited financial statements of the Corporation for the financial period ended December 31, 2025 (which date is herein the “Balance Sheet Date”), each consisting of a balance sheet (the most recent of which is herein the “Balance Sheet”), statement of earnings (loss) and retained earnings, statement of cash flows and the related notes thereto and (ii) the Stub Year Financial Statements.

“GAAP” means United States generally accepted accounting principles applied on a basis consistent with those used in the preparation of the Corporation's audited financial statements for the fiscal year ended December 31, 2025.

“Gaming Activity” means the operation, conduct, or management of any lottery scheme (including as such term is defined in the Criminal Code (Canada)), or of any gaming, gambling, or betting, or the operation, conduct, or management of any casino, racetrack, racino, video lottery terminal, lottery ticket terminal, horse racing facility or other gaming activities, including, without limitation, the operation of slot machines, video lottery terminals, lottery ticket terminals, table games, pari-mutuel and simulcast wagering (including at a betting theatre), off-track betting, lottery games or other applicable types of betting or wagering (including sports wagering and interactive gaming).

“Gaming Approvals” means all consents, approvals, permissions, authorizations, licenses, qualifications, registrations, accreditations, permits, or other items or documents which are required pursuant to any Gaming Law, any Gaming Licence/Agreement, or otherwise from any Gaming Authority in order: (a) to consummate and complete the Transaction; (b) to the extent required as a consequence of the Transaction, to continue the Business at the leased Real Property; and (c) for the Corporation to enter into the lease of the leased Real Property with VICI, including from the AGLC, the Western Canada Lottery Corporation, the Interprovincial Lottery Corporation, Horse Racing Alberta, and the Canadian Pari-Mutuel Agency and for greater certainty, including confirmation from the Canadian Pari-Mutuel Agency.

“Gaming Authorities” means any provincial or federal gaming regulator, provincial gaming corporation, governmental agency, authority, board, bureau, commission, department, office, instrumentality, quasi-governmental body, private body, or public body with statutory, regulatory, licensing or permitting authority or jurisdiction over any Gaming Activities or gaming business, enterprise, or any Gaming Facility, or any provincial Crown corporation with legislative authority to conduct and manage any gaming, gambling, or gaming facility, including the AGLC, Horse Racing Alberta, and the Canadian Pari-Mutuel Agency.

“Gaming Facility” means any real property (or part thereof) in which a Gaming Activity is being conducted and includes a casino, racetrack, slot facility, racino, horse racing facility together with all ancillary and support facilities and operations relating to a Gaming Activity, including all such areas, facilities and operations as may be developed in relation thereto.

“Gaming Laws” means all applicable provisions of all: (a) Laws governing Gaming Facilities or Gaming Activities, or pursuant to which any Gaming Authority possesses regulatory, licensing or permitting authority over Gaming Facilities or Gaming Activities conducted by the Corporation, including but not limited to: (i) the Criminal Code (Canada); (ii) the Gaming, Liquor and Cannabis Act (Alberta); (iii) the Gaming, Liquor and Cannabis Regulation (Alberta); (iv) the Pari-Mutuel Betting Supervision Regulations (Canada); (v) the Pari-Mutuel Payments Order (Canada); (vi) the Racing Products Transfer and Loan Regulations; (vii) the Horse Racing Alberta Act (Alberta); (viii) the Horse Racing Rules (Alberta); and (ix) the Racetrack Licensing Rules (Alberta); (b) orders, decisions, determinations, judgments, awards, decrees, approvals, consents and waivers of any Gaming Authority; (c) all gaming policies, directives, rules, protocols, guidelines, codes, standards and ordinances of any Gaming Authorities; and (d) the Gaming Licences/Agreements.

“Gaming Liabilities” means any liability arising from progressives for progressive slot and jackpot liability, slot ticket/cashless liability, bad beat liability, expired ticket liability, progressive tables liabilities, the redemption of casino chips, gift certificates, gift cards, and vouchers, Pari-Mutuel liabilities and any similar instruments or obligations.

“Gaming Liabilities Paid On Closing” means AGLC sweeps, progressive slot liability,  progressive tables liabilities, expired ticket liability, slot ticket/cashless liability.

“Gaming Licence/Agreement” means any approval, licence, right, permit, franchise, privilege, registration, direction, directive, decree, consent, order, permission, qualification, contract, agreement, or finding of suitability issued or provided, or to be issued or provided, by any Gaming Authority or otherwise relating or required to carry on or conduct any Gaming Activity, including but not limited to: (a) all racing entertainment centre facility licence issued by any Gaming Authority (including the AGLC) to the Corporation from time to time; (b) all licenses issued by Horse Racing Alberta to the Corporation from time to time; (c) all permits and licenses issued by the Canadian Pari-Mutuel Agency to the Corporation from time to time; and (d) the electronic games – casino retailer agreements (and/or the casino gaming retailer agreements, video lottery retailer agreements, lottery ticket centre retailer agreements, or other gaming related contracts or agreements) in effect from time to time between any Gaming Authority (including the AGLC and the Western Canada Lottery Corporation) and the Corporation.

“Goldman Sachs Indebtedness” means all the indebtedness of Century Casinos, Inc. and/or its Affiliates to Goldman Sachs Bank USA, as collateral agent.

“Goldman Sachs Security” means all security provided by the Corporation with respect to the Goldman Sachs Indebtedness, including but not limited to the leasehold mortgage in favour of Computershare Trust Company of Canada in its capacity as sub-agent to Goldman Sachs Bank USA as collateral agent of the real property leased by the Corporation securing the Goldman Sachs Indebtedness.

“Governmental Authority”  means: (a) any court, tribunal, judicial body or arbitral body or arbitrator; (b) any domestic or foreign government or supranational body or authority whether multinational, national, federal, provincial, territorial, state, municipal or local and any governmental agency, governmental authority, governmental body, governmental bureau, governmental department, governmental tribunal or governmental commission of any kind whatsoever; (c) any subdivision or authority of any of the foregoing; and (d) any quasi-governmental or private body or public body exercising any regulatory, administrative, expropriation or taxing authority under or for the account of the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award, decision, sanction or ruling entered by or with any Governmental Authority.

“GST” means all taxes levied under Part IX of the Excise Tax Act (Canada).

“Hazardous Substance”  means, collectively, petroleum, any petroleum product, any radioactive material (including radon gas), explosive or flammable materials, asbestos in any form, urea-formaldehyde foam insulation, and polychlorinated biphenyls, any pollutant, contaminant, waste, hazardous substance, hazardous material, hazardous waste, toxic substance, dangerous substance, dangerous good, restricted hazardous waste, toxic substance or a source of contamination, as defined or identified in any Environmental Law.

“Indebtedness” of any Person means, without duplication, the following calculated in accordance with GAAP: (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind received by such Person; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, excluding the Goldman Sachs Indebtedness; (d) all guarantees by such Person of Indebtedness of others; (e) all obligations under any foreign exchange contract, currency swap agreement, foreign currency futures or options, exchange rate insurance, derivative, or other similar agreement or combination thereof, in each case on a mark-to-market basis; (f) all Related Party Obligations; (g) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any Indebtedness of the types referred to above; (h) all accrued and unpaid interest, fees, penalties, prepayment premiums, and other amounts payable in connection with any of the foregoing minus, (i) on a dollar for dollar basis, the value of any financial derivative assets, except in each instance, in reference to the Corporation, to the extent the same is included in the calculation of the Closing Date Working Capital.

“Indemnified Party” has the meaning set forth in Section 7.04.

“Indemnifying Party” has the meaning set forth in Section 7.04.

“Indemnity Escrow Amount” means the amount set out in Section 7.08 of the Vendor’s Disclosure Letter.

“Indemnity Security” has the meaning set forth in Section 7.08(a).

“Independent Accounting Firm” has the meaning set forth in Section 2.07(h).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Insurance Proceeds” means all proceeds of any insurance policies of the Corporation (including business interruption, property, cyber, casualty and general liability) that are payable in respect of any Loss or Damage, together with any refunds of premiums, return premiums, reinstatement premiums funded by an insurer, and all rights to receive the foregoing, in each case net of reasonable and documented third-party costs of recovery (including reasonable adjuster and external legal fees) that have been actually incurred by the Corporation to collect such proceeds.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) patents and patent applications; (iv) internet domain name registrations and social media accounts; (v) trade secrets, unregistered trademarks, and confidential know-how; and (vi) other intellectual property and related proprietary rights, interests and protections.

“Knowledge of Vendor” or “Vendor's Knowledge” or any other similar knowledge qualification, means the actual knowledge of Ken Maheden after having made due and diligent inquiry with the responsible personnel of the Corporation and the Vendor having regard to their areas of responsibility as are necessary with respect to the subject matter, which due and diligent inquiries the Vendor confirms has been made.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leases” has the meaning set forth in Section 3.12(i).

“Leduc County Agreement” means the Memorandum of Agreement dated October 18, 1992 respecting the development of the Edmonton International Airport lands between Leduc County (formerly the County of Leduc No. 25) and Edmonton Regional Airports Authority, as amended.

“Losses” means actual losses, damages, liabilities, costs or expenses, including reasonable costs, fees and expenses of third party legal counsel, accountants, consulting or other advisors on a full indemnity basis, without reduction for tariff rates or similar reductions and reasonable costs, fees and expenses of investigation.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that (a) is, in the aggregate, materially adverse to the business, results of operations, financial condition or assets of the Corporation, or (b) affects the ability of Vendor to consummate the Transaction; provided that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Corporation operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) any matter of which Purchaser is aware on the date hereof; (vii) any changes in applicable Laws, including without limitation Gaming Laws, or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the Transaction, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Corporation; (ix) any natural or man-made disaster or acts of God; (x) general outbreaks of illness; or (xi) any failure by the Corporation to meet any internal or published projections, forecasts or revenue or earnings predictions, provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded.

“Material Amount” means $50,000.00.

“Material Assets” means any personal property or equipment of the Corporation with a book value which exceeds $25,000.00 or that is necessary for the operation of the Business.

“Material Contracts” has the meaning set forth in Section 3.11(a).

“Non-Resident Holdback Amount” has the meaning set forth in Section 2.06(c).

“Notice of Approval” has the meaning set forth in Section 2.07(e)(ii).

“Notice of Objection” has the meaning set forth in Section 2.07(e)(i).

“OHSA” has the meaning set forth in Section 3.21(h).

“Ordinary Course”, when used in relation to the conduct of the Corporation's business, means any transaction that constitutes an ordinary day-to-day business activity of the Corporation conducted in a manner consistent with the Corporation's past practice.

“Outside Date” means 365 days after the date hereof.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities, including Gaming Licences/Agreements.

“Permitted Encumbrances”  means: (a) statutory Encumbrances for current Taxes, special assessments or other governmental charges not yet due and payable or delinquent or, if overdue, are being contested diligently and in good faith by appropriate proceedings and for which appropriate accruals have been established in the Financial Statements in accordance with GAAP; (b) statutory liens and deposits or pledges made in connection with, or to secure payment of, workers’ compensation, employment insurance, Canada Pension Plan mandated under Law and for which appropriate accruals have been established in accordance with GAAP; (c) restrictions on the transfer of securities arising under Law or under the Articles; (d) the rights of counterparties under the Contracts; (e) undetermined or inchoate Encumbrances imposed or permitted by laws and incurred in the Ordinary Course, such as builder's liens, construction liens, materialmen's liens and other liens, privileges or other charges of a similar nature that relate to obligations not due (or delinquent) or, if due and delinquent, are being contested diligently and in good faith by appropriate proceedings; (f) any reservations or exceptions contained in or implied by statute in the original dispositions from the Crown and grants made by the Crown of any land or interest reserved therein that do not have a Material Adverse Effect on the value of the Real Property or the use of the Real Property or the operation of the Corporation's business as currently carried on at such Real Property; (g) security given in the Ordinary Course to a public utility or any municipality or governmental or public authority in connection with the operation of the Corporation's business or the Real Property; (h) all encroachments, overlaps, overhangs, unrecorded servitudes and easements, variations in area or measurement, rights of parties in possession, lack of access or any other matters not of record that would be disclosed by an accurate survey or physical inspection of the Real Property and that do not materially interfere with or affect the value or operation of the Corporation's business as currently carried on at such Real Property; (i) all permits, servitudes and easements (including conservation easements and public trust easements, rights-of-way, road use agreements, covenants, conditions, restrictions, reservations, licences, other surface agreements and other matters of record) and zoning by-laws and restrictions, ordinances and other restrictions as to the use of real property; provided that they are not of such a nature as to have a Material Adverse Effect on the value or use of the Real Property subject thereto or the operation of the Corporation's business as currently carried on at such Real Property; (j) other Encumbrances that have not had, and the existence of which would not have, a Material Adverse Effect on the operation of the Corporation's business as currently carried on; (k) Encumbrances listed in Section 1.01(c) of the Vendor’s Disclosure Letter for which Vendor’s solicitor has provided an undertaking to discharge within a reasonable period of time following Closing; and (l) Encumbrances securing Permitted Indebtedness.

“Permitted Indebtedness” means the Indebtedness of Century Mile and Century Downs set forth in Section 2.05 of the Vendor’s Disclosure Letter.

“Person” means an individual, corporation, company, limited liability company, body corporate, partnership, joint venture, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any factual or subjective information, recorded or not, about an employee, contractor, agent, consultant, officer, director, executive, client, customer, supplier or natural person who is shareholder of the Vendor, or about any other identifiable individual, including any record that can be manipulated, linked or matched by a reasonably foreseeable method to identify an individual, but does not include the name, title, business address or telephone number of an employee of the Corporation.

“Pre-Closing Transaction” has the meaning set forth in Section 5.01(a).

“Privacy Contracts” has the meaning set forth in Section 3.15(a).

“Privacy Laws” means Laws relating to privacy and the collection, use and disclosure of personal information including the Personal Information Protection and Electronic Documents Act (Canada), the Personal Information Protection Act (Alberta), Canada’s Anti-Spam Legislation (CASL), and any comparable Laws of any other province or territory of Canada, the United States or any state therein.

“Privacy Policies” has the meaning set forth in Section 3.15(a).

“Processing”  means the collection, use, disclosure, retention, storage, transfer, safeguarding, copying, modification, retrieval, consultation, organization, destruction or other handling of Personal Information, whether or not by automated means.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Rebranding Items” has the meaning set forth in Section 5.11.

“Real Property” means the real property leased or subleased by the Corporation, together with all buildings, structures and facilities located thereon.

“Related Party” means, with respect to any Person, (i) any Affiliate of such Person; (ii) any officer, director or shareholder of such Person or any Person referred to in clause (i); (iii) any spouse, child or parent of any individual referred to in clause (ii); and (iv) any trust in which such Person or any of the individuals referred to in clauses (ii) and (iii) holds (or in which more than one of such individuals collectively hold) beneficially or otherwise, a material voting, proprietary or equity interest.

“Related Party Obligations” means, without duplication, the aggregate of all shareholder loans, intercompany payables and receivables, management fees, consulting fees, services fees, and other amounts payable by the Corporation to the Vendor, its Affiliates or Related Parties, or to Persons (i) not dealing at Arm’s Length with the Vendor or (ii) under the direction of any of the Vendor, but excluding any amounts payable in the Ordinary Course of the Business to Employees in respect of salary, wages and/or benefits.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate of any Hazardous Substance into or through the Environment or as defined in any Environmental Law.

“Remittance Deadline” has the meaning set forth in Section 2.06(c).

“Repair Report” has the meaning set forth in Section 6.02(b)(i).

“Representative” means, with respect to any Person, any, and all, directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Party” means any Person (i) located, organized, or ordinarily resident in a jurisdiction that is or has been the subject of country- or territory-wide sanctions administered by OFAC or Global Affairs Canada (as of the date of this Agreement, Cuba, Iran, North Korea, Sudan, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the territory it controls in the Donetsk oblast of Ukraine, the so-called Luhansk People’s Republic and the territory it controls in the Luhansk oblast of Ukraine, the area of the Kherson oblast of Ukraine that is illegally occupied by the Russian Federation and the area of the Zaporizhzhia oblast of Ukraine that is illegally occupied by the Russian Federation); (ii) owned or controlled by, or acting on behalf of, any of the foregoing; or (iii) with whom U.S. persons, persons in Canada or Canadians outside of Canada are otherwise prohibited from transacting under Trade Laws.

“ROFR” has the meaning set forth in Section 2.09.

“Section 116 Certificate” has the meaning set forth in Section 2.06(c).

“Security Breach” has the meaning set forth in Section 3.15(f).

“Security Practices” has the meaning set forth in Section 3.14(c).

“Shares” has the meaning set forth in the recitals.

“Specified Contracts” means the contracts identified in in Section 3.11(a) of the Vendor’s Disclosure Letter as the Specified Contract.

“Specified Existing Proceeding” means the action identified in Section 3.17(a) of the Vendor’s Disclosure Letter as the Specified Existing Proceeding.

“Straddle Period” means any Tax or fiscal period that begins before and ends on the Closing Date.

“Stub Year Financial Statements” has the meaning set forth in Section 5.13.

“Tax” or “Taxes”  means all taxes, surtaxes, duties, levies, imposts, fees, assessments, reassessments, withholdings, dues and other charges of any nature, imposed or collected by any Governmental Authority, whether disputed or not, including federal, provincial, territorial, state, municipal and local, foreign and other income, franchise, capital, real property, personal property, withholding, payroll, health, transfer, value added, alternative, or add on minimum tax including GST, sales, use, consumption, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, education, business, school, local improvement, development and occupation taxes, duties, levies, imposts, fees, assessments and withholdings and Canada Pension Plan contributions, employment insurance premiums and all other taxes and similar governmental charges, levies or assessments of any kind whatsoever imposed by any Governmental Authority including any instalment payments, interest, penalties or other additions associated therewith, whether or not disputed.

“Tax Act” means the Income Tax Act (Canada).

“Tax Escrow Amount” means the Non-Resident Holdback Amount.

“Tax Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or Tax is required to be paid.

“Tax Return” means all reports, returns, information returns, claims for refunds, elections, designations, estimates, reports and other documents, including any schedule or attachments thereto, required to be filed with any Governmental Authority in respect of Taxes and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.05(a).

“Threshold” has the meaning set forth in Section 6.02.

“Trade Laws” means all Laws, to the extent applicable to the Corporation from time to time, concerning imports, exports or reexports, customs duties and taxes, import and export controls, tariff classification, valuation and origin of imported goods, special measures and safeguards (including antidumping and countervailing measures), import and export permits, authorizations or certificates, declarations or certifications of origin and other similar documents issued under applicable free trade agreements, the examination, possession or transfer of controlled goods, the terms and conduct of international transactions and making or receiving international payments, economic and financial sanctions and related measures, blocking and anti-boycott legislation, including the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the U.S. Customs regulations; the U.S. Foreign Trade Regulations; the economic sanctions rules and regulations administered by OFAC; EU Council Regulations on export controls, including Nos. 428/2009, 267/2012; other EU Council sanctions regulations, as implemented in EU Member States; United Nations sanctions policies; the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 (Terrorism) of the Criminal Code (Canada), the Customs Act (Canada), the Customs Tariff (Canada), the Defence Production Act (Canada), and the Export and Import Permits Act (Canada); all regulations or lists made under any of the foregoing, in each case as enacted and in effect as of or prior to the Closing Date.

“Transaction” means the purchase and sale of the Shares to be consummated pursuant to the terms of this Agreement.

“Transaction Costs” means the aggregate of all expenses that are or may be payable at or following Closing by the Corporation in connection with the negotiation or execution of this Agreement, the completion of the transactions contemplated under this Agreement, the introduction of the parties to each other or any other matters ancillary thereto including without limitation (i) investment banking, legal, accounting and other advisory fees and broker commissions incurred in respect of the transactions contemplated under this Agreement, (ii) the cost of obtaining any consents, approvals or permissions or delivering any notices referred to in this Agreement (including, Taxes and disbursements related thereto), including but not limited to any amounts payable to or on behalf of VICI (including any legal fees and disbursements of VICI’s legal advisors), and (iii) any key person, long term incentive, retention or other bonuses or employee incentive payments payable to Employees in respect of the transactions contemplated under this Agreement.

“Transaction Documents” means (i) this Agreement and (ii) all other agreements and instruments to be executed by the Purchaser, the Corporation and/or the Vendor at or prior to the Closing pursuant to this Agreement.

“Trust Accounts” means, collectively, the restricted bank accounts established and maintained by the Corporation, designated as "in trust" accounts, into which all proceeds derived from gaming events conducted and managed pursuant to the Gaming Licence/Agreement (including slot machines, and related revenue) are deposited, and which are operated in compliance with the Gaming Laws.

“Unanimous Shareholders Agreement” means the unanimous shareholders’ agreement dated February 11, 2008 made among the Century Downs and the shareholders of the Century Downs.

“Unpaid Tips” has the meaning set forth in Section 5.06.

“Unresolved Matters” has the meaning set forth in Section 2.07(h).

“Vendor” has the meaning set forth in the preamble.

“Vendor Chip and Slot Amount” has the meaning set forth in Section 2.08.

“Vendor Repair Period” has the meaning set forth in Section 6.02(b)(vi).

“Vendor Top-Up Amount” has the meaning set forth in Section 6.02(b)(i)(2).

“Vendor’s Disclosure Letter” means the letter of disclosure (including the schedules thereto) dated on the date hereof, executed by the Vendor and delivered to the Purchaser concurrently with this Agreement.

“VICI” means collectively VICI CAN 3 LP by its general partner, VICI CAN GP 3 ULC and VICI CAN 4 LP by its general partner, VICI CAN GP 4 ULC.

“VICI/Century Master Lease” means that lease dated as of December 6, 2019, as amended by the first amendment to lease dated May 5, 2020, the second amendment to lease dated as of December 14, 2021, the third amendment to lease dated as of December 1, 2022, the fourth amendment to lease dated as of July 25, 2023 and the fifth amendment to lease dated as of September 6, 2023, by and among VICI and the other landlord entities party thereto, and the Corporation and the tenant entities party thereto (as such lease may be further amended, restated, supplemented or otherwise modified from time to time).

Purchase and Sale

Section 1.02 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Vendor shall sell to Purchaser, and Purchaser shall purchase from Vendor, the Shares for the consideration specified in Section 2.02.

Section 1.03 Purchase Price. The aggregate purchase price (the “Purchase Price”) payable by the Purchaser for the Shares shall be an amount equal to:
(a)	the “Base Price” calculated as follows:
(i)	the amount equal to $90.50 per Century Downs Share multiplied by the number of Century Downs Shares;
(ii)	the amount equal to $12,212.77 per Century Mile Share multiplied by the number of Century Mile Shares;
(b)	subject to adjustment in accordance with Section 2.07:

for Century Downs:

(1)

plus the amount, if any, on a dollar-for-dollar basis, by which the amount of the Estimated Closing Date Working Capital of Century Downs exceeds the amount of the Closing Date Working Capital Target of Century Downs, multiplied by the fraction which has as its numerator, the number of Century Downs Shares, and which has as its denominator, 130,468 shares; or

(2)

minus the amount if any, on a dollar-for-dollar basis, by which the amount of the Closing Date Working Capital Target of Century Downs exceeds the amount of the Estimated Closing Date Working Capital of Century Downs, multiplied by the fraction which has as its numerator, the number of Century Downs Shares, and which has as its denominator, 130,468 shares; and

(iii)	for Century Mile:
(1)

plus the amount, if any, on a dollar-for-dollar basis, by which the amount of the Estimated Closing Date Working Capital of Century Mile exceeds the amount of the Closing Date Working Capital Target of Century Mile; or

(2)

minus the amount if any, on a dollar-for-dollar basis, by which the amount of the Closing Date Working Capital Target of Century Mile exceeds the amount of the Estimated Closing Date Working Capital of Century Mile.

Section 1.04 Transactions to Be Effected at the Closing
(a)

At the Closing, Purchaser shall pay by wire transfer of immediately available funds to an account of Vendor designated in writing by Vendor to Purchaser at least two (2) Business Days before the Closing Date, an amount equal to:

(i)	the Base Price;
(ii)	for Century Downs:
(1)

plus the amount, if any, on a dollar-for-dollar basis, by which the amount of the Estimated Closing Date Working Capital of Century Downs exceeds the amount of the Closing Date Working Capital Target of Century Downs, multiplied by the fraction which has as its numerator, the number of Century Downs Shares, and which has as its denominator, 130,468 shares, or minus the amount if any, on a dollar-for-dollar basis, by which the amount of the Closing Date Working Capital Target of Century Downs exceeds the amount of the Estimated Closing Date Working Capital of Century Downs, multiplied by the fraction which has as its numerator, the number of Century Downs Shares, and which has as its denominator, 130,468 shares;

(iii)	for Century Mile:
(1)

plus the amount, if any, on a dollar-for-dollar basis, by which the amount of the Estimated Closing Date Working Capital of Century Mile exceeds the amount of the Closing Date Working Capital Target of Century Mile, or

(2)

minus the amount if any, on a dollar-for-dollar basis, by which the amount of the Closing Date Working Capital Target of Century Mile exceeds the amount of the Estimated Closing Date Working Capital of Century Mile;

(iv)	minus the amount, if any, withheld pursuant to Section 2.05; and
(v)	minus the Escrow Amount, to be held and disbursed by the Escrow Agent solely for the purposes of, and in accordance with, the Escrow Agreement;
(b)	At the Closing, Vendor shall deliver to Purchaser in a form satisfactory to the Vendor and the Purchaser, acting reasonably, and executed by the Vendor, as applicable, where required:
(i)

certified copies of all resolutions of the board of directors of the Vendor and such shareholders resolutions from them as required by Law, authorizing and approving the entering into of this Agreement and all such other agreements and instruments contemplated by this Agreement and the performance by the Vendor of the transactions contemplated thereunder;

(ii)	certified copies of the resolutions of the board of directors of the Corporation authorizing the transfer of the Shares from the Vendor to the Purchaser;
(iii)	the share certificates representing the Shares either endorsed by the Vendor for transfer to the Purchaser or accompanied by executed share transfers by the Vendor in favour of the Purchaser;
(iv)	the minute book and any corporate seal of the Corporation;
(v)	a release in favour of the Corporation from the Vendor;
(vi)	the written resignation and releases of each director and officer of the Corporation;
(vii)	the Payoff Letters;
(viii)

an assignment from the Vendor and Covenantor to the Corporation of any Intellectual Property which the Vendor or Covenantor may have in any named stakes races used by the Corporation in the operation of the Business; and

(ix)	executed receipts for the Purchase Price paid or delivered at Closing;
(x)	the Escrow Agreement;
(xi)	if applicable, the Indemnity Security.
(c)

At the Closing, the Purchaser shall deliver to the Vendor in a form satisfactory to the Vendor and the Purchaser, acting reasonably, and executed by the Purchaser, as applicable, where required, the following documents:

(i)

certified copies of all resolutions or a unanimous written consent of the board of directors of the Purchaser authorizing and approving the entering into of this Agreement and all such other agreements and instruments contemplated by this Agreement and the performance by the Purchaser of the transactions contemplated thereunder;

(ii)	a release from the Corporation in favour of the Vendor and each director and officer of the Corporation;
(iii)	the Escrow Agreement; and
(iv)	counterpart to the Unanimous Shareholders Agreement.
Section 1.05 Closing.
(a)	Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall occur (the "Closing") on:
(i)	Such date as required by the Gaming Approvals; or
(ii)

If the Gaming Approvals do not require the Closing to occur on a specific date, the first Monday that is at least 30 days after the last of the conditions to Closing set forth in ARTICLE VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), provided however that if the foregoing would not be a Business Day then Closing shall be on the next Business Day, or at such other time or on such other date as Vendor and Purchaser may mutually agree upon in writing (including as may reasonably be required to accommodate the Purchaser’s potential amalgamation of the Corporations as of the Closing)

(the day on which the Closing takes place being the “Closing Date”).

(b)	The Closing shall be conducted by electronic exchange of documents and signatures.
(c)

It shall be a condition of the Closing that all matters of payment and the execution and delivery of documents by any Party to the others pursuant to the terms of this Agreement shall be concurrent requirements and that nothing will be complete at the Closing until everything required as a condition precedent to the Closing under this Agreement has been paid, executed and delivered, as the case may be.

Section 1.06 Permitted Indebtedness and Payment of Transaction Costs.
(a)

Section 2.05 of the Vendor’s Disclosure Letter sets out a complete and accurate list of all Indebtedness of the Corporation outstanding as of the anticipated Closing Date, and identifies the Permitted Indebtedness. Notwithstanding anything to the contrary in this Agreement, the Permitted Indebtedness shall be permitted to remain outstanding following the Closing and shall not be required to be repaid, discharged or released at or prior to Closing. With respect to any Indebtedness of the Corporation other than the Permitted Indebtedness, the Vendor shall pay or cause to be paid all such Indebtedness of the Corporation in full prior to the Closing Date such that no Indebtedness of the Corporation (other than the Permitted Indebtedness) remains outstanding as of the Closing, and shall provide evidence of such repayment and discharge reasonably satisfactory to the Purchaser no later than three (3) Business Days prior to the Closing Date.

(b)

The Vendor shall ensure that effective as of the Closing, all Indebtedness of the Corporation (other than the Permitted Indebtedness) is fully repaid, discharged, and released (whether pursuant to Section 2.05(a)(i) or through the Closing mechanics set out in Section 2.05(a)(ii) and Section 2.05(b)), and that the Corporation shall, as of the Closing Date, have no outstanding Indebtedness of any nature or kind other than the Permitted Indebtedness.

(c)

Notwithstanding that they may have been incurred by the Corporation, the Vendor shall be solely liable for and pay all the Transaction Costs and shall reimburse the Corporation to the extent any such costs have been paid by the Corporation.

(d)	On or before the Closing Date, the Vendor shall pay such amounts which are necessary with respect to the Goldman Sachs Indebtedness to obtain the discharge of the Goldman Sachs Security.
(e)

The Vendor shall ensure that effective as of the Closing, all Gaming Liabilities Paid On Closing of the Corporation is fully paid and that the Corporation shall, as of the Closing Date, have no outstanding Gaming Liabilities Paid On Closing of any nature or kind.

Section 1.07 Non-Resident Withholding Taxes.
(a)

The Vendor shall, prior to the Closing Date, apply to the Canada Revenue Agency for a certificate of compliance (a "Section 116 Certificate") pursuant to section 116 of the Tax Act in respect of the disposition of the Shares. The Vendor shall use commercially reasonable efforts to obtain the Section 116 Certificate prior to the Closing Date and shall keep the Purchaser reasonably informed of the status of such application.

(b)

The Vendor agrees to provide the Purchaser with all necessary documentation, including but not limited to a valid tax residency certificate and a completed Form NR301 or equivalent, to establish the Vendor's eligibility for an exemption from, or a reduced rate of, withholding under any applicable income tax treaty.

(c)

If the Vendor has not delivered a Section 116 Certificate to the Purchaser on or before the Closing Date, the Purchaser shall withhold from the Purchase Price otherwise payable to the Vendor at Closing an amount equal to the applicable withholding required under section 116 of the Tax Act (the “Non-Resident Holdback Amount”). The Non-Resident Holdback Amount shall be held by the Escrow Agent pursuant to the Escrow Agreement pending the earlier of:

(i)	the Vendor's delivery to the Purchaser of a Section 116 Certificate; and
(ii)

the date that is 30 days prior to the date on which the Purchaser would be required to remit the Non-Resident Holdback Amount to the Receiver General for Canada pursuant to subsection 116(5) of the Tax Act (the “Remittance Deadline”).

(d)	Upon delivery by the Vendor of a Section 116 Certificate to the Purchaser:
(i)

if the certificate limit specified in the Section 116 Certificate equals or exceeds the Purchase Price, the Escrow Agent shall release the entire Non-Resident Holdback Amount (together with any interest earned thereon) to the Vendor within five (5) Business Days of receipt of the Section 116 Certificate; or

(ii)

if the certificate limit specified in the Section 116 Certificate is less than the Purchase Price, the Escrow Agent shall, within five (5) Business Days of receipt of the Section 116 Certificate: (I) release to the Vendor the portion of the Non-Resident Holdback Amount that is not required to be withheld under section 116 of the Tax Act (together with a proportionate share of any interest earned thereon); and (II) remit the balance of the Non-Resident Holdback Amount to the Receiver General for Canada in accordance with the Tax Act and provide the Vendor with the relevant tax receipt or certificate evidencing such remittance.

(e)

If the Vendor has not delivered a Section 116 Certificate to the Purchaser by the Remittance Deadline, the Escrow Agent shall remit the Non-Resident Holdback Amount (less any portion previously released to the Vendor) to the Receiver General for Canada in accordance with the Tax Act and shall promptly provide the Vendor with the relevant tax receipt or certificate evidencing such remittance.

(f)	The Purchaser shall reasonably cooperate with the Vendor in connection with the Vendor's application for a Section 116 Certificate, including by:
(i)	providing such information regarding the Purchaser and the Transaction as may be reasonably requested by the Canada Revenue Agency;
(ii)	executing such certificates, elections, or other documents as may be reasonably required in connection with the Vendor's application; and
(iii)	not taking any action that would reasonably be expected to impede or delay the issuance of the Section 116 Certificate.
(g)

For greater certainty, the Purchaser shall not withhold any amount in excess of the amount required to be withheld under the Tax Act (taking into account any applicable income tax treaty), and the parties shall cooperate in good faith to minimize the Non-Resident Holdback Amount to the extent permitted by Law.

Section 1.08 Working Capital Adjustment.
(a)

At least three (3) Business Days before the Closing Date, the Vendor shall deliver to the Purchaser a statement (the “Estimated Closing Date Statement”) setting out the Vendor’s good faith estimate of the Closing Date Working Capital and the Casino Float (the “Estimated Closing Date Working Capital”).

(b)	Notwithstanding anything else herein:
(i)

the Estimated Closing Date Working Capital and the Closing Date Working Capital shall be calculated, for the avoidance of doubt, in a manner consistent with the sample calculations set forth in Schedule “A”, which accounting principles, classifications, buckets, policies and methodologies are to be used in determining the Closing Date Working Capital Target. The Estimated Closing Date Working Capital and the Closing Date Working Capital shall govern in the event of any conflict with GAAP, the Financial Statements and the past practices of the Corporation;

(ii)

the Century Mile Closing Date Working Capital Target includes a fixed $362,000.00 deferred maintenance amount, which is a fixed addition to the target and is not adjusted, recalculated or eliminated in determining the Estimated Closing Date Working Capital or the Closing Date Working Capital;

(iii)

the Casino Float is excluded from Current Assets and from the determination of the Closing Date Working Capital, the Estimated Closing Date Working Capital and the Closing Date Working Capital Target, and is dealt with solely under Section 2.07(b); no amount in respect of the Casino Float shall be included in, or adjusted through, the working capital adjustment.

(c)

Notwithstanding anything else herein, Vendor shall cause the Casino Float on Closing to be no less than the Casino Float Minimum and in the event on Closing the Casino Float is less than the Casino Float Minimum the Vendor shall deposit such additional cash required in order to ensure the Casino Float Minimum is present. To the extent the Casino Float on the Closing Date exceeds the Casino Float Minimum (such excess, the “Casino Float Adjustment Amount”):

(i)	the Casino Float Adjustment Amount of Century Mile shall be an increase to the Purchase Price, on a dollar-for-dollar basis;
(ii)

the Casino Float Adjustment Amount of Century Downs shall be an increase to the Purchase Price, on a dollar-for-dollar basis multiplied by the fraction which has as its numerator, the number of Century Downs Shares, and which has as its denominator, 130,468 shares and the Purchaser shall pay such amount to the Vendor at Closing.

(d)

No later than 90 days after the Closing Date, the Vendor shall deliver to the Purchaser a statement (the “Closing Date Statement”) prepared in accordance with GAAP, setting forth the Vendor’s calculation of the Closing Date Working Capital, together with supporting documentation. The Vendor shall provide the Purchaser with such additional documentation as the Purchaser may request and with access to copies of all relevant documents, books, records and working papers used in preparation of the Closing Date Statement and shall cause the internal accounting personnel of the Corporation and its external accounting firm(s), if any, to cooperate with and assist the Vendor with their respective review.

(e)	The Purchaser shall within 45 days following receipt of the Closing Date Statement, deliver to the Vendor:

a written notice (the “Notice of Objection”) objecting to the Closing Date Statement setting out in reasonable detail the basis for such objection; or

a written notice (the “Notice of Approval”) approving the Closing Date Statement, in which case the Closing Date Statement (and the calculation of the Closing Date Working Capital) will be final and binding effective as of the date of such written notice.

(f)

If the Vendor has not received a Notice of Objection or Notice of Approval within such 45-day period, the Purchaser shall be deemed to have sent a Notice of Approval and the Closing Date Statement (and the calculation of the Closing Date Working Capital) will be final and binding effective as of the date of the expiration of said period.

(g)

If the Purchaser delivers a Notice of Objection, the Purchaser and the Vendor, shall negotiate in good faith and attempt to resolve the matters in dispute. If such negotiations resolve all of the matters in dispute within 30 days following delivery of the Notice of Objection to the Vendor, the Closing Date Statement (after giving effect to any adjustments to be made in accordance with such resolution) shall be final and binding effective as of the date such matters were resolved.

(h)

If the negotiations described in Section 2.07(g) fail to resolve all of the matters in dispute within said 30 days following delivery of the Notice of Objection to the Vendor, then the Vendor and the Purchaser shall submit the unresolved portion of the disputed matters (the “Unresolved Matters”) in writing with reasonable particulars to MNP, or if MNP is unable to act then to such nationally recognized accounting firm in Canada as may be approved by the Vendor and the Purchaser, (the “Independent Accounting Firm”), acting reasonably, and the Independent Accounting Firm shall render its opinion as to the Unresolved Matters as an expert and not an arbitrator. Based on such opinion, the Independent Accounting Firm will then send to the Vendor and the Purchaser, within 30 days of submission of all facts applicable to the Unresolved Matters, the determination of the Independent Accounting Firm on the Unresolved Matters and any adjustments to be made to the Closing Date Statement. With respect to any Unresolved Matter, the Independent Accounting Firm’s determination shall be no greater than the higher amount calculated by the Vendor or the Purchaser, as the case may be, and no less than the lower amount calculated by the Vendor or the Purchaser, as the case may be. On receipt of such determination by the Vendor and the Purchaser, the Closing Date Statement (after giving effect to any adjustments to be made in accordance with such determination) shall be final and binding effective as of the date of receipt of such determination. The fees and expenses of the Independent Accounting Firm shall be allocated, by the Independent Accounting Firm, to be paid by the Purchaser, on the one hand, and/or the Vendor, on the other hand, based on the principle that the party prevailing in the majority of the Unresolved Matters bears a lesser amount of such fees and expenses.

(i)

If the Closing Date Working Capital, as reflected in the Closing Date Statement which becomes final and binding in accordance with the terms of this Agreement (the “Final Closing Date Statement”), exceeds the Estimated Closing Date Working Capital, on the date the Final Closing Date Statement becomes final and binding in accordance with the terms of this Agreement (the “Final Closing Statement Date”), the excess, on a dollar for dollar basis, shall be an increase to the purchase price of the Shares on the Final Closing Statement Date and the Purchaser shall pay such amount to the Vendor within 5 Business Days by way of wire transfer to such account as may be designated by Vendor.

(j)

If the Estimated Closing Date Working Capital exceeds the Closing Date Working Capital as reflected in the Final Closing Date Statement, and such excess is less than the Adjustment Escrow Amount, the excess, on a dollar-for-dollar basis, shall be a decrease to the Purchase Price of the Shares on the Final Closing Statement Date and:

shall be paid to the Purchaser from the Adjustment Escrow Amount; and

the balance of the Adjustment Escrow Amount shall be returned to the Vendor.

(k)

If the Estimated Closing Date Working Capital exceeds the Closing Date Working Capital as reflected in the Final Closing Date Statement, and such excess is greater than the Adjustment Escrow Amount, the excess, on a dollar-for-dollar basis, shall be a decrease to the Purchase Price of the Shares on the Final Closing Statement Date and:

the Adjustment Escrow Amount shall be paid to the Purchaser; and

the Vendor shall pay an amount equal to such excess, less the amount of the Adjustment Escrow Amount, within 5 Business Days by way of wire transfer to such account as may be designated by Purchaser.

(l)

Notwithstanding the foregoing Section 2.07(i)-Section 2.07(k), the adjustment for Century Downs shall be based on the difference between the Estimated Closing Date Working Capital and the Closing Date Working Capital multiplied by the fraction which has as its numerator, the number of Century Downs Shares, and which has as its denominator, 130,468 shares.

(m)

The parties acknowledge and agree that the resolution and settlement of any of the Final Closing Date Statements, and any payments resulting therefrom, shall not limit or extinguish the rights of the Purchaser with respect to any misrepresentation or breach of any representation, warranty, covenant or obligation (including, without limitation, any indemnity) of the Vendor contained in this Agreement.

Section 1.09 Casino Chip Redemption and Holdback. The Purchaser agrees to redeem casino chips or slot tickets issued by the Corporation prior to the Closing Date and pay to the holders thereof the face amount of all such casino chips and slot tickets presented after the Closing (the “Vendor Chip and Slot Amount”) within the time period required by AGLC (the “Chip Redemption Period”). From time to time after the Closing, the Purchaser may deduct any portion of the Vendor Chip and Slot Amount from the Chip Escrow Amount, provided that prior to any such deduction the Purchaser has provided the Vendor with such supporting evidence and, if the Vendor delivers written notice of objection within ten (10) Business Days of receipt of such supporting evidence, such deduction shall be subject to dispute resolution in accordance with Section 2.07(g) and Section 2.07(h) of this Agreement. Within 30 days of the Chip Redemption Period, the Purchaser shall complete a final calculation of the Vendor Chip and Slot Amount, which shall be deducted from the Chip Escrow Amount and, to the extent the Chip Escrow Amount is insufficient, paid by the Vendor within 5 Business Days of notice of the final calculation, provided that the Purchaser has provided the Vendor with such supporting evidence. In the event that, after the final calculation, the Chip Escrow Amount is greater than the Vendor Chip and Slot Amount, the balance of the Chip Escrow Amount shall be released to the Vendor.

Section 1.10 Century Downs.  Vendor and Purchaser hereby acknowledge and agree that the Century Downs Shares are subject to the right of first refusal contained in the Unanimous Shareholders Agreement (the “ROFR”). Subject to Section 6.01(d), in the event that any of the other shareholders of Century Downs exercise the ROFR, any reference in this agreement to the Century Down Shares shall be deemed to refer to only those shares which have not been purchased by the other shareholders. Prior to notifying the shareholders of Century Downs of the Transaction and their option under the ROFR, Vendor shall provide Purchaser with a draft copy of the notice and shall incorporate such changes or other notices Purchaser requests, acting reasonably, to the notice to the shareholders.

Representations and Warranties of Vendor

Except as set forth in the Vendor’s Disclosure Letter, Vendor and the Covenantor, jointly and severally, represent and warrant to Purchaser that the statements contained in this ARTICLE III are true and correct as of the date hereof and as of the Closing Date and acknowledges and confirms that the Purchaser is relying on such representations and warranties in connection with its execution and delivery of this Agreement and in completing the transactions contemplated by this Agreement:

Section 1.11 Corporate Status and Authorization of Vendor.  Vendor is a corporation incorporated and validly existing and in good standing under the Laws of Austria and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution. Vendor has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority. Vendor has the corporate power and capacity to own the shares, enter into this Agreement, to carry out its obligations hereunder and to consummate the Transaction. The execution and delivery by Vendor of this Agreement, the performance by Vendor of its obligations hereunder and the consummation by Vendor of the Transaction have been duly authorized by all requisite corporate action on the part of Vendor. This Agreement has been duly executed and delivered by Vendor, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of Vendor, enforceable against Vendor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 1.12 Corporate Status and Authorization of Covenantor.  Covenantor is a corporation incorporated and validly existing and in good standing under the Laws of the State of Delaware and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution. Covenantor has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority. Covenantor has the corporate power and capacity to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transaction. The execution and delivery by Covenantor of this Agreement, the performance by Covenantor of its obligations hereunder and the consummation by Covenantor of the Transaction have been duly authorized by all requisite corporate action on the part of Covenantor. This Agreement has been duly executed and delivered by Covenantor, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of Covenantor, enforceable against Covenantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 1.13 Corporate Status, Authorization of the Corporation. The Corporation is a corporation incorporated and validly existing and in good standing under the Laws of the Province of Alberta and has not been discontinued or dissolved under such Laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution. The Corporation has submitted all notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Authority. The Corporation has the corporate power and capacity to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Corporation is duly licensed or registered to carry on business in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or registration necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. All corporate actions taken by the Corporation in connection with this Agreement will be duly authorized on or before the Closing.

Section 1.14 Capitalization.
(a)	The authorized capital of the Corporation consists of:
(i)

With respect to Century Downs: an unlimited number of Class “A” Common, Class “B” Common Voting, Class “C” Common, Class “D” Common, Class “E” Common, Class “F” Preferred, Class “G” Preferred and Class “H” Preferred shares, of which 32,617 Class “A” Common and 97,851 Class “B” Common shares are issued and outstanding and of which the 97,851 issued and outstanding Class “B” Common shares constitute the Century Downs Shares.

(ii)

With respect to Century Mile: an unlimited number of Class “A” Common Voting, Class “B” Common Voting, Class “C” Common Voting, Class “D” Common Voting and Class “E” Preferred Non-Voting shares, of which 376 Class “A” Common Voting shares are issued and outstanding and constitute the Century Mile Shares.

All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and Vendor is the registered and beneficial owner of the Shares, free and clear of all Encumbrances.

(b)

There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the shares of the Corporation or obligating Vendor or the Corporation to issue, sell, redeem, or purchase any shares of, or any other interest in, the Corporation. The Corporation does not have outstanding or authorized any share appreciation, phantom share, profit participation or similar rights. Excluding the Unanimous Shareholders Agreement, There are no voting trusts or agreements, pooling agreements, unanimous shareholder agreements, other shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 1.15 Directors and Officers. The directors and officers of the Corporation are as set forth in Section 3.05 of the Vendor’s Disclosure Letter, all of which have been duly elected or appointed.

Section 1.16 Corporate Records. The minute book of the Corporation has been maintained in accordance with applicable Law, are complete and accurate in all material respects, and contain complete and accurate minutes of all meetings of and all written resolutions passed by the directors and shareholders since the formation thereof.  The securities register, the register of officers, and the register of directors for the Corporation are complete and accurate in all material respects and such records accurately reflect the current share ownership of the Corporation and all share transactions since the incorporation of the Corporation. Excluding the Unanimous Shareholders Agreement, the Corporation is not subject to any shareholders’ agreement.

Section 1.17 No Subsidiaries. The Corporation does not own, or have any interest in, any shares or have another ownership interest in any other Person. The Corporation is not subject to any obligation to make any investment in or to provide funds by way of loan, capital contribution or otherwise to any other Person.

Section 1.18 No Conflicts; Consents.
(a)

The execution, delivery and performance by Vendor and/or Covenantor of this Agreement, and the consummation of the Transaction, do not and will not (or would not with the giving of notice, the lapse of time, or both):

result in a violation or breach of any provision of the Articles or by-laws of Vendor, Covenantor or the Corporation;

except as set forth in Section 3.08 of the Vendor’s Disclosure Letter, result in a violation or breach of any provision of any Permit, Law or Governmental Order applicable to Vendor, Covenantor or the Corporation; or

except as set forth in Section 3.08 of the Vendor’s Disclosure Letter, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract or the creation or imposition of any lien upon any property or asset of the Corporation;

except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect.

(b)

No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Vendor, Covenantor or the Corporation in connection with the execution and delivery of this Agreement and the consummation of the Transaction, except for the Gaming Approvals and as set forth in Section 3.08 of the Vendor’s Disclosure Letter.

(c)

No consent or approval of, or notice to, any Person (other than any Governmental Authority) is required by or with respect to Vendor, Covenantor or the Corporation in connection with the execution and delivery of this Agreement and the consummation of the Transaction, except as set forth in Section 3.08 of the Vendor’s Disclosure Letter and such consents or approvals which, in the aggregate, would not have a Material Adverse Effect.

Section 1.19 Financial Statements.
(a)	Copies of the Corporation's Financial Statements have been delivered or made available to Purchaser in the Data Room.
(b)	The Financial Statements:

have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved;

present fairly in all material respects the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial position of the Corporation as at the end of the periods represented thereby, and the results of its operations and the changes in its financial position for the periods then ended in accordance with GAAP consistently applied.

(c)	The Corporation has not undertaken any off-balance sheet transactions that are not reflected in the Financial Statements.
(d)

The financial Books and Records of the Corporation fairly and correctly set out and disclose the financial position and condition, and all revenues, expenses and results of operations of the Corporation and all material financial transactions of the Corporation have been accurately recorded in its financial Books and Records.

(e)

Except as set forth in Section 3.09(e) of the Vendor’s Disclosure letter, the Corporation is not insolvent, nor has the Corporation ever: (i) committed an act of bankruptcy; (ii) proposed a compromise or arrangement to its creditors generally; (iii) had any petition for a receiving order in bankruptcy filed against it; (iv) taken any proceeding with respect to a compromise or arrangement to creditors generally; (v) taken any proceeding to have itself declared bankrupt or wound-up; (vi) taken any proceeding to have a receiver appointed of any part of its assets; (vii) had any encumbrancer take possession of any of its property; (viii) had any execution or distress become enforceable or become levied upon any of its property; or (ix) received any notice from any third party of any allegation of any of the foregoing, and, to the Knowledge of the Vendor, there is no fact or circumstance which would, or is likely to, result in any of the foregoing

(f)

Except as set forth in Section 3.09 of the Vendor’s Disclosure Letter, the Corporation has no liabilities except (i) those that are adequately reflected in the Financial Statements; (ii) incurred in connection with the transactions contemplated by this Agreement or the other Transaction Documents; and (iii) those that have been incurred in the Ordinary Course consistent with past practice since the date as at which the Balance Sheet Date.

Section 1.20 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement or as set forth in Section 3.10 of the Vendor’s Disclosure Letter, from the Balance Sheet Date, the Corporation has operated in the Ordinary Course in all material respects and there has not been, with respect to the Corporation, any:

(a)	event, occurrence or development that has had a Material Adverse Effect;
(b)	material amendment of the Articles or by-laws of the Corporation or the Unanimous Shareholder Agreement;
(c)

split, combination or reclassification of any shares, or issued, transferred, granted, repriced, redeemed, retired, repurchased or otherwise acquired shares, in the Corporation, (excluding transfer of shares of the Corporation by a shareholder other than the Vendor in respect of Century Downs);

(d)

issuance, sale or other disposition of any shares in the Corporation, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any shares in the Corporation;

(e)	declaration or payment of any dividends or distributions on or in respect of any shares in the Corporation or redemption, retraction, purchase or acquisition of any of its shares;
(f)	material change in any method of accounting or accounting practice of the Corporation, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;
(g)	incurrence, assumption or guarantee of any indebtedness for borrowed money, except for unsecured current obligations and liabilities incurred in the Ordinary Course;
(h)

sale or other disposition of any of the assets shown or reflected on the Balance Sheet, except in the Ordinary Course and except for any assets having an aggregate value of less than a Material Amount;

(i)	made any capital expenditure or commitment to do so in excess of a Material Amount per expenditure, or a Material Amount in the aggregate;
(j)	increase in the compensation of its Employees, other than as provided for in any written agreements or in the Ordinary Course;
(k)	adoption, amendment or modification of any Benefit Plan, except, in each case, in the Ordinary Course or as required by Law or the terms of any Benefit Plan;
(l)

acquisition by amalgamation or arrangement with, or by purchase of a substantial portion of the assets or shares of, or by any other manner, any business or any Person or any division thereof for consideration of more than a Material Amount;

(m)

adoption of any amalgamation, arrangement, reorganization, liquidation or dissolution or the commencement of any proceedings seeking to adjudicate the Corporation as bankrupt or insolvent, making a proposal with respect to the Corporation under any Law relating to bankruptcy, insolvency, reorganization or compromise of debts or similar Laws;

(n)	cancelled or materially reduced any of its insurance coverage, or received notice thereof or of non-renewal from the underwriters;
(o)	made any material Tax election or settled or compromised any material Tax liability;
(p)

made, materially changed or revoked any election concerning Taxes or Tax Returns, settled any material Tax claim or assessment or reassessment, changed any annual Tax accounting period, materially changed any method of Tax accounting, entered into any material agreement with respect to any Tax, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the limitation period applicable to or relating to any material Tax claim, assessment or reassessment;

(q)	removed any auditor, or had any auditor resign;
(r)	let lapse or abandon any material Intellectual Property;
(s)

(i) entered into, materially amended or terminated any Material Contract; (ii) made any offer, bid or tender which, if accepted, would result in an obligation to enter into a Material Contract; (iii) renewed on any materially different terms any Material Contract; or (iv) materially breached any Material Contract;

(t)	entered into any other material transactions with any of its present or former shareholders, members, directors, officers or employees other than in the Ordinary Course;
(u)

excluding termination for just cause, (i) temporarily laid off, granted any severance or termination pay or notice to, terminated the employment or service of, (ii) entered into any termination, notice, pay in lieu of notice, severance, retention, or change of control or similar agreement with, or (iii) engaged or hired any, officer, employee or independent contractor having an annual base salary or earning fees for services in excess of a Material Amount; or

(v)	any agreement to do any of the foregoing or any action or omission that would result in any of the foregoing.
Section 1.21 Material Contracts.
(a)

Section 3.11(a) of the Vendor’s Disclosure Letter lists each of the following contracts and other agreements to which the Corporation is a party or by which it is bound, (together with all Leases listed in Section 3.12(i) of the Vendor’s Disclosure Letter, collectively, the "Material Contracts"):

(i)

any agreement, or group of agreements with the same Person, involving aggregate receipts to the Corporation, or costs, expenditures, obligations or liabilities of the Corporation, of more than $50,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Corporation without penalty or without more than 30 days' notice;

any contract which expressly restricts the ability of the Corporation to conduct the Business in a specific manner or within a specific territory, or any confidentiality agreement (but for certainty a provision that an agreement be kept confidential shall not be deemed to be a confidentiality agreement nor a Material Contract unless it otherwise qualifies under this Section 3.11(a) as a Material Contract), or which grants preferential rights to purchase assets, including options, except in the Ordinary Course of business;

any contract which relates to any partnership joint venture or profit sharing arrangement in connection with the Business;

any contract governing the terms and conditions of employment, for the employment for any period of time whatsoever, or in regard to the employment, or restricting the employment, of any Employee of the Corporation having an annual salary of $100,000 or more, including any collective agreements;

any consulting or independent contractor agreements involving aggregate payments by or to the Corporation in excess of $50,000 per year or which cannot be cancelled by the Corporation without penalty or without more than 30 days' notice;

any contract providing for payment to or by any Person based on sales, purchases or profits, other than direct payment for goods;

any leases or subleases involving real property, personal property or intangibles where the lease or sublease provides for payment in excess of a Material Amount in any year, has an unexpired term as of the date hereof in excess of one year, or constitutes a capital lease in accordance with GAAP;

any contract related to Corporate IP;

any agreements of agency, representation, distribution or franchise;

any loan or credit agreements, capital lease obligations, pledge agreements, notes, security agreements, mortgages, debentures, indentures, factoring agreements or letters of credit that will not be paid out and/or cancelled at Closing, or any other agreements under which the Corporation grants an indemnity or guarantee of another Person’s debts or obligations, or relates to Indebtedness;

any contract whereby the Corporation grants a power of attorney;

any contracts that provide for the assumption of any Tax or environmental liability of any Person other than the Corporation;

any contracts with any Governmental Authority;

any agreements with any Person with whom the Corporation does not deal at Arm’s Length, including but not limited to between or among (A) the Corporation and (B) Vendor or any Affiliate of Vendor (other than the Corporation) or any related party of the Vendor (other than the Corporation);

(ii)	all Collective Agreements to which the Corporation is a party; and
(iii)	any contracts for the provision of services or goods to the Corporation which also provide for the provision of such services or goods to another Person in the same contract.
(b)

Accurate and complete copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been delivered or made available to Purchaser in the Data Room.

(c)	Except as set forth in Section 3.11(b) of the Vendor’s Disclosure Letter, or for such breaches or defaults that would not have a Material Adverse Effect:

The Corporation has performed all of the obligations required to be performed in all material respects by it and is entitled to all benefits under and is not in default or alleged to be in default in respect of, any Material Contract to which it is a party or beneficially entitled, subject to, or by which it is otherwise bound;

All Material Contracts are in good standing and in full force and effect, and no event, condition or occurrence exists which, after notice or lapse of time or both, could reasonably be expected to constitute a default by the Corporation (or, to the Knowledge of the Vendor, a default by any other party) under any of the foregoing;

All of the Material Contracts are valid, binding and enforceable in accordance with their terms upon the Corporation and, to the Knowledge of the Vendor, the other parties thereto and none of the Material Contracts, except as specifically set out in Section 3.11(b) of the Vendor’s Disclosure Letter, has been amended;

The Corporation has not received any notice of any default, breach or termination of any of the Material Contracts and, to the Knowledge of the Vendor, there is no fact or circumstance which would, or is likely to, result in such a default, breach or termination.

(d)

Except as set forth Section 3.11(b) of the Vendor’s Disclosure Letter, there is no authorization, approval, consent or order required from any Person, or any registration, declaration, filing or notice with any Person, under or pursuant to any of the Material Contracts in respect of the execution or delivery by the Vendor of this Agreement, or the completion or performance by the Vendor or the Corporation of any of the transactions contemplated by this Agreement, or the validity or enforceability of this Agreement.

(e)

With respect to contracts to which the Corporation is a party and that are not Material Contracts, the Corporation has not violated or breached any material terms or conditions of any such contract, and to the Knowledge of the Vendor, all the covenants to be performed by any other party to any such contract have been performed in all material respects; except to the extent that any such violation, breach or default (or violations, breaches and defaults in the aggregate) would not be Material Adverse Effect to the Business.

(f)	Following the Closing Date, the Corporation will not be bound by or have any obligations under the Specified Contracts.
Section 1.22 Title to Assets; Real Property.
(a)

The Corporation has good and valid title to, or a valid leasehold interest in, all Real Property and tangible personal property and other Assets reflected in the Balance Sheet or acquired after the Balance Sheet Date, other than Assets sold or otherwise disposed of in the Ordinary Course since the Balance Sheet Date. All such Assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.

(b)

The Material Assets of the Corporation forming part of the Assets (other than inventories) are identified and accurately described in Section 3.12(b) of the Vendor’s Disclosure Letter and constitute all of the Material Assets (other than inventories) required and used by the Corporation to conduct the Business. All of the Material Assets are located at the Real Property.

(c)

The Corporation has the exclusive right to possess, use and occupy the Assets (other than the leased Real Property, any leased tangible personal property or any licensed intangible property), subject only to the rights of the other parties to the applicable contracts and the rights of the issuers of the Permits.

(d)	There is no agreement, contract, option, commitment or other right in favour of, or held by, any Person to acquire or possess any of the Assets.
(e)

Except as disclosed in Section 3.12 of the Vendor’s Disclosure Letter, to the Knowledge of the Vendor the Material Assets, the Real Property, and the leased personal property have no material or latent defects and are adequate and suitable for their present use.

(f)

All accounts for work performed at the Real Property have been fully paid, and no one is entitled to claim a lien under the Prompt Payment and Construction Lien Act (Alberta) for work performed by or on behalf of the Corporation.

(g)	The Vendor has not received notice of any legal proceedings nor have any legal proceedings commenced against the Corporation in respect of the Real Property.
(h)

The Assets, together with the leased Real Property, any leased tangible personal property or any licensed intangible property, constitute all of the rights, assets and properties that are usually and ordinarily used in connection with the Business, and include all rights, assets and properties the use and exercise of which are necessary for the performance of any contract and compliance with any Permit by the Corporation and for the conduct of its Business as now conducted.

(i)	With respect to the Leases:

Section 3.12(b) of the Vendor’s Disclosure Letter lists the municipal address of each parcel of leased Real Property, and a list of all leases for the leased Real Property (collectively, "Leases"), including the identification of the lessee and lessor thereunder.

To the Knowledge of the Vendor, neither the Corporation nor VICI is in breach of any covenants, terms, conditions or obligations contained therein.

The Vendor has provided true, complete and accurate copies of all of the Leases and all amendments thereto to the Purchaser in the Data Room.

Except as disclosed in Section 3.12(b) of the Vendor’s Disclosure Letter:

(1)

Vendor has not received any written notice of existing, pending or threatened (i) expropriation proceedings affecting the Real Property, or (ii) zoning, building code or other proceedings, or similar matters that would reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty;

(2)	no condemnation, expropriation or other similar proceeding is pending or, to the Knowledge of the Vendor, threatened against the Real Property or any portion thereof;
(3)

the Corporation’s possession and quiet enjoyment of the Real Property has not been disturbed and the Corporation has not received any claim or right of adverse possession from any Person with respect to the Real Property;

(4)	the Vendor has not received notice of any legal proceedings nor have any legal proceedings commenced against the Corporation in respect of any claim for defaults under the Lease.

The representations and warranties set forth in Section 3.12(i) are the Vendor’s sole and exclusive representations and warranties regarding the Leases.

(j)

All Taxes that are due and payable in respect of the Real Property have been fully paid and the Corporation has not received any written notification from any Governmental Authority that any Taxes related to the Real Property will be materially increased (other than customary annual increases and other Taxes and fees set forth in the annual tax bill). There are no appeals, claims, actions, suits or proceedings, or any known pending investigations threatened against the landlords or the Corporation relating to Taxes in respect of the Real Property.

(k)

Other than a leasehold interest in the leased Real Property, the Corporation has no ownership interest in any real property and is not subject to any agreement or option to own any real property or any interest in any real property.

(l)

Section 3.12 of the Vendor’s Disclosure Letter sets forth the names and locations of all banks, trust companies, credit unions, brokerages and other financial institutions at which the Corporation maintains accounts, safe deposit box or other banking facilities.

(m)

All accounts receivable have arisen from bona fide transactions by the Corporation in the Ordinary Course of the Business.  To the knowledge of the Vendor, there is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of the Business, with any receivable relating to the amount or validity of such account receivable.  The reserve for bad debts set forth on the Financial Statements reflects the Corporation’s normal accounts receivable valuation policies in accordance with GAAP consistently applied.

Section 1.23 Intellectual Property.
(a)

Section 3.13(a) of the Vendor’s Disclosure Letter lists all patents, patent applications, registered trademarks, registered copyrights, internet domains and social media accounts owned by the Corporation, or owned by the Vendor or Covenantor that are used by the Corporation.

(b)

Except as would not have a Material Adverse Effect, the Corporation owns or has the right to use all Intellectual Property necessary to conduct the business as currently conducted (the "Corporate IP"). As at the Closing Date, except as would not have a Material Adverse Effect, the Corporation owns or has the right to use all Intellectual Property necessary to conduct the business as currently conducted, excluding the Corporate IP licensed by the Corporation under the Affiliate Contracts and the internet domain(s) and social media account(s) set forth in Section 3.13(b) of the Vendor’s Disclosure Letter.

(c)

Except as would not have a Material Adverse Effect, to Vendor's Knowledge: (i) the Corporate IP as currently licensed or used by the Corporation, and the Corporation's conduct of its business as currently conducted, do not infringe, violate or misappropriate the Intellectual Property of any Person; and (ii) no Person is infringing, violating or misappropriating any Corporate IP.

(d)

Except as set forth in Section 3.13(a) of the Vendor’s Disclosure Letter or except as would not have a Material Adverse Effect, all Corporate IP is subsisting, and to the Knowledge of the Vendor, valid, enforceable, and in full force and effect. All registration, maintenance, and renewal fees currently due in connection with the Corporate IP have been paid. Except for office actions and examination reports issued in the ordinary course of prosecution of Corporate IP, no legal proceeding is pending or, to the Knowledge of the Vendor, threatened that challenges the validity, enforceability, registration, ownership or use in the Business of any Corporate IP.

(e)	The Corporation does not own or to the Knowledge of the Vendor, use any artificial intelligence or machine learning technologies that are material to the Business.
Section 1.24 Business Systems.
(a)

To the Knowledge of the Vendor, all of the Business Systems maintained and operated by the Corporation are in good working condition in all material respects and perform in accordance with the applicable documentation in all material respects and without any material defects or interruptions in performance that could not be addressed by available support services, and, together with the Business Systems provided for use by the Corporation under contracts, are, to the Knowledge of the Vendor, sufficient in all material respects for the operation of the Business, as currently conducted.

(b)

To the Knowledge of the Vendor, the Corporation has taken commercially reasonable steps that are consistent with current industry standards and practices of a reasonably prudent business operating in a similar industry to the Corporation to prevent unauthorized intrusions, compromises, data leakage incidents, cyberattacks, disclosures of data, or breaches of security in any material respect with respect to the Business Systems, including steps to monitor, detect, prevent, mitigate and remediate such events.

(c)

To the Knowledge of the Vendor, the Corporation has implemented and maintained a security plan that implements and monitors commercially reasonable administrative, data back-up and recovery, technical, contingency, and physical safeguards reasonably designed to ensure that all Business Data within the Corporation’s possession or control is protected against loss, damage, unauthorized access, unauthorized use, unauthorized modification, or other misuse and have conducted periodic testing of such plans (such plans, collectively, the “Security Practices”). To the Knowledge of the Vendor, the Corporation has addressed and remediated all material threats, risks and deficiencies identified in any cybersecurity audit and data security assessment performed by or on behalf of the Corporation. The Security Practices conform in all material respects with any public information security statements made by the Corporation.

(d)

To the Knowledge of the Vendor, the Corporation: (i) maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (ii) acts in material compliance therewith; and (iii) tests those plans and procedures on a regular basis.

(e)

To the Knowledge of the Vendor, there has been no material malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Business Systems that has resulted in material disruption or damage to the Business and that has not been remedied in all material respects. To the Knowledge of the Vendor, there have not been any material incidents of: data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized access, acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data.

(f)	To the Knowledge of the Vendor, the Corporation is in material compliance with all currently required licences and service contracts with respect to all Business Systems.
(g)

The Corporation has not provided any notice or filed a claim for coverage relating to any Data Privacy and Security Requirement matter under an insurance policy issued to, or on behalf of, the Corporation.

Section 1.25 Privacy.
(a)

The Corporation maintains an information security, privacy compliance, and anti-spam compliance program, including internal policies addressing the collection, use, disclosure, and transfer of Personal Information and the sending of commercial electronic messages (“Privacy Policies”). Except as would not have a Material Adverse Effect, Corporation has complied with each such Privacy Policy if and to the extent applicable to them. Except as would not have a Material Adverse Effect, the Corporation is in material compliance with: (i) all Privacy Laws; (ii) all contract requirements binding on the Corporation that govern the Processing of Personal Information (collectively, “Privacy  Contracts”); and (iii) the Payment Card Industry Council’s Payment Card Industry Data Security Standard (all of the foregoing are collectively the “Data Privacy and Security Requirements”).

(b)

Except as would not have a Material Adverse Effect, the Corporation has each implemented, maintained, and complied with privacy and anti-spam compliance programs that are comprised of internal processes, policies, practices, and controls that materially comply with all applicable Data Privacy and Security Requirements.

(c)	The Corporation has all rights materially necessary to collect, use, and disclose all Personal Information used in the Business.
(d)

Except as would not have a Material Adverse Effect, the Corporation has valid and subsisting rights to engage in (directly or through service providers) Processing of Business Data obtained or collected by or for the Corporation in the manner that the Processing is carried out by or for the Corporation, to the extent such Processing is material to the Business. The Corporation has all rights, and all permissions or authorizations required under Privacy Laws and Privacy Contracts, to retain, produce copies, prepare derivative works, disclose, combine with other data, and grant third parties rights, as the case may be, to the Business Data as materially necessary for the operation of the Business as presently conducted and the consummation of the transactions contemplated by this Agreement.

(e)	The Corporation does not sell, rent, or otherwise make available in exchange for payment any Personal Information to non-affiliated third parties for the third parties’ own use.
(f)

To the Knowledge of the Vendor, there has been no material unauthorized access, use, loss, destruction, modification, or disclosure of Personal Information or any other Business Data used in the operation of the Business (a “Security Breach”). To the Knowledge of the Vendor, the Corporation has not provided any notices to, nor has it been legally required to provide any such notices, to any Person as a result of any Security Breach. To the Knowledge of the Vendor, no Person processing Business Data on behalf of the Corporation has experienced a Security Breach affecting Personal Information of the Corporation.

(g)

To the Knowledge of the Vendor, there has been no interception, disclosure of, provision of access to, or other processing of electronic communications or other information in violation of any Data Privacy and Security Requirements by or for the Corporation.

(h)

To the Knowledge of the Vendor, there is no pending, nor has there ever been any, complaint, audit, proceeding, investigation, or claim against the Corporation initiated by a Governmental Authority or any other Person alleging that any Processing by the Corporation (A) violates any Data Privacy and Security Requirements, or (B) otherwise constitutes an unfair, deceptive, or misleading practice.

Section 1.26 Insurance.
(a)

Section 3.16 of the Vendor’s Disclosure Letter sets forth a list of all material insurance policies maintained by the Corporation or with respect to which the Corporation is a named insured or otherwise the beneficiary of coverage (collectively, the "Insurance Policies").

(b)

Such Insurance Policies are in full force and effect, to the Knowledge of the Vendor, there have been no misrepresentations or failures to disclose material facts to any insurer, to the knowledge of the Vendor no facts exist which might reasonably be expected to render any of the policies invalid or unenforceable, and all premiums due on such Insurance Policies have been paid, except as would not have a Material Adverse Effect.

(c)

The Policies, along with the coverage and endorsements thereunder, are consistent in all material respects with the insurance coverage maintained in prior years by the Corporation and, to the Knowledge of the Vendor, are sufficient for the needs of the Business as presently conducted.

(d)

Except as set forth in Section 3.16 of the Vendor’s Disclosure Letter, (i) to the Knowledge of the Vendor, there have been no threatened or actual claims against any of the Insurance Policies; (ii) no written notice of cancellation or termination has been received by the Corporation with respect to any Insurance Policies has been made; and (iii) no written notice of any material premium increase with respect to any Policies has been made.

Section 1.27 Legal Proceedings; Governmental Orders.
(a)

There are no actions, suits, claims, investigations or other legal proceedings pending or, to Vendor's Knowledge, threatened against Vendor and/or Covenantor, which: (a) if adversely determined, could reasonably be expected to affect on such Vendor and/or Covenantor’s ability to perform its obligations under this Agreement or any other Transaction Document, or (b) seek to prohibit, restrict or seek to enjoin the transactions contemplated by the Transaction Documents; to the Knowledge of the Vendor, there are no facts, circumstances or conditions that could reasonably form the basis of any such actions, suits, claims, investigations or legal proceedings.

(b)	There are no actions, suits, claims, investigations or other legal proceedings, pending or threatened, against Vendor in relation to the Shares.
(c)	There is no judgment, Governmental Order, writ, injunction, decree or other similar award outstanding against any Vendor or by which Vendor is bound which relates to the Shares.
(d)

Except as set forth in Section 3.17(a) of the Vendor’s Disclosure Letter, there are no, and there has not been in the last five years, actions, suits, claims, investigations or other legal proceedings pending or, to Vendor's Knowledge, threatened against or by the Corporation affecting any of its business, properties or assets (or by or against Vendor or any Affiliate thereof and relating to the Corporation). To the Vendors’ knowledge, except as otherwise set forth in Section 3.17(a) of the Vendor’s Disclosure Letter, there is no basis for any such action, claim, demand, lawsuit, prosecution, assessment, audit, arbitration, investigation or proceeding.

(e)	There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Corporation or any of its properties or assets.
Section 1.28 Compliance with Laws; Permits.
(a)

Section 3.18 of the Vendor’s Disclosure Letter accurately sets out a complete list of all Permits held by the Corporation. The Vendor has provided a true and complete copy of each of the Permits held by the Corporation and all amendments thereto to the Purchaser.

(b)

The Corporation is in compliance with all Laws (including all Gaming Laws and AML Laws) applicable to it or its business, properties or assets, except where the failure to be in compliance would not have a Material Adverse Effect. Since October 1, 2016, the Corporation has not entered into any agreement or settlement, including any corporate integrity agreement, deferred prosecution agreement or corrective action plan, with any Governmental Authority with respect to non-compliance with, or violation of, any Laws. Since October 1, 2016, the Corporation has not or, to the Knowledge of the Vendor, the employees of the Corporation in connection with their employment, have not made any voluntary or self-disclosure to any Governmental Authority regarding any potential non-compliance with any Laws. The Corporation is not a party to, or bound by, any decree, order or arbitration award (or any agreement entered into with any administrative, judicial or arbitration proceeding with any Governmental Authority) with respect to or affecting the Assets or the Business.

(c)

All Permits (including all Gaming Licences/Agreements) required for the Corporation to conduct its business have been obtained by it and are (i) in full force and effect, (ii) valid, subsisting, in good standing and on file with the appropriate Governmental Authority; and (iii) to the Knowledge of the Vendor the Corporation is not in default or breach of any Permit and to the Knowledge of the Vendor no matters exist which could give rise to any such default, except where the failure would not have a Material Adverse Effect. Except as would not have a Material Adverse Effect, to the Knowledge of the Vendor, no proceeding is in progress or pending, or to the knowledge of the Vendor, threatened, to revoke, amend, limit or refuse renewal of any Permit, and there exists no state of facts which, after notice or the passage of time or both, would constitute a default or breach of any such Permit.

(d)	The Corporation is the sole and exclusive owner of the Permits and has not sold, conveyed, delivered, transferred or assigned any such Permit to another party, excluding Permitted Encumbrances.
(e)

Except as would not have a Material Adverse Effect, the Corporation has complied in all material respects with and is currently complying in all material respects with all of the provisions of the Gaming Laws and all of the ordinances, regulations, rules, judgments, decrees or orders of the Gaming Authorities application to the Corporation.

(f)

The Corporation has not received any written notice from any Governmental Authority with respect to (A) any actual, alleged or potential material violation or breach of any term or condition of any Permit, or any Law by the Corporation; (B) actual, proposed, or potential material revocation, cancellation, suspension or limitation of, or modification to, any Permit; or (C) any requests to modify materially the Business for the purpose of compliance with the Permit, or any Laws.

(g)

None of the representations and warranties contained in this Section 3.18 shall be deemed to relate to environmental matters (which are governed by Section 3.19), employee benefits matters (which are governed by Section 3.20), employment matters (which are governed by Section 3.21) or tax matters (which are governed by Section 3.22).

Section 1.29 Environmental Matters.
(a)

Except as would not have a Material Adverse Effect, to Vendor's Knowledge, the Corporation is in compliance with all Environmental Laws and has not, and the Vendor has not, received from any Person any (i) Environmental Notice or (ii) written request for information under Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)

The Corporation has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Vendor’s Disclosure Letter) necessary for the ownership, lease, operation or use of the business or assets of the Corporation.

(c)

Except as would not have a Material Adverse Effect, to Vendor's Knowledge, there has been no Disposal or Release of any Hazardous Substance in contravention of Environmental Laws with respect to the business or Assets of the Corporation or any Real Property currently owned, operated or leased by the Corporation, and neither the Corporation nor Vendor has received an Environmental Notice that any Real Property currently owned, operated or leased in connection with the business of the Corporation (including soils, groundwater, surface water, buildings and other structure located on any such Real Property) has been contaminated with any Hazardous Substance which would reasonably be expected to result in an Environmental Notice against, or a violation of Environmental Laws or term of any Environmental Permit by, Vendor or the Corporation.

(d)

Vendor has previously made available to Purchaser in the Data Room or otherwise any, and all, Environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the business or Assets of the Corporation or any currently owned, operated or leased Real Property that are in the possession or control of the Vendor or Corporation.

(e)	The Corporation is not subject to any material outstanding Governmental Order by any Governmental Authority with respect to any Environmental Law.
(f)

The Corporation has never been convicted of an offence for non-compliance with any Environmental Laws or been fined or otherwise sentenced or settled any such prosecution before conviction; there are no legal proceedings pending or, to the Knowledge of the Vendor, threatened against the Corporation pursuant to any applicable Environmental Laws; and, to the knowledge of the Vendor, there is no basis for any such claims to be made against the Corporation.

Section 1.30 Benefit Plans.
(a)	Section 3.20(a) of the Vendor’s Disclosure Letter contains a list of each Benefit Plan.
(b)

A true and complete copy of each Benefit Plan (including any trust agreement, statement of investment policies and procedures, insurance contract, employee brochure, actuarial valuations or the like and all amendments thereto, prepared in connection with the Benefit Plan) has been provided or made available to the Purchaser.

(c)

Except as would not have a Material Adverse Effect, to Vendor's Knowledge, each Benefit Plan is administered, funded and invested in all material respects with all applicable Laws (including the Tax Act).

(d)

Except as set forth in Section 3.20(d) of the Vendor’s Disclosure Letter, no Benefit Plan provides benefits beyond retirement or other termination of service to Employees or former employees of the Corporation or to the beneficiaries or dependents of such Employees or former employees.

(e)

Except as would not have a Material Adverse Effect: (i) there is no pending or, to Vendor's Knowledge, threatened action relating to a Benefit Plan; and (ii) no Benefit Plan has within the three (3) years before the Closing Date been the subject of an examination or audit by a Governmental Authority.

(f)

Neither the execution and delivery of this Agreement nor the completion of the transactions contemplated by this Agreement will constitute an event under any Benefit Plan or other contract, arrangement or understanding with any present or former employee that will or may result in any severance or other payment or in the acceleration, vesting or increase in benefits with respect to any present or former employee.

Section 1.31 Employment Matters.
(a)

The list of employees set forth in Section 3.21(f) of the Vendor’s Disclosure Letter is a complete and accurate list of the Employees, and includes an accurate description of the compensation, position, job classification, whether full or part time, date of hire, vacation entitlement, amount of banked overtime and amount of banked vacation time, accrued and unused vacation days and working location of each such Employee.    No compensation is payable to any Employee, director or officer of the Corporation, by way of salary, bonus, fees or otherwise, and there are no agreements or understandings between the Corporation and any such Person with respect to the payment of any such compensation, other than as set out in Section 3.21(f) of the Vendor’s Disclosure Letter, other than Ordinary Course compensation increases, consistent with past practice, and other than Ordinary Course bonus payments, accruals and entitlements, consistent with past practice.  All vacation pay has been properly accrued by the Corporation and is reflected in the Financial Statements.

(b)

Except as set out in Section 3.21(f) of the Vendor’s Disclosure Letter, the Corporation is not a party to any contract, agreement or other commitment, whether oral or written, with any Employee other than the standard form employment contract(s) appended to Section 3.21(f) of the Vendor’s Disclosure Letter and oral contracts of indefinite duration which are terminable by the Corporation without cause on reasonable notice as determined in accordance with applicable Laws, and the Corporation has not made any commitment or agreement with respect to the period of notice, the payment of money or otherwise with respect to the termination of employment of any of the Employees.

(c)

There are no fines, notices of reassessment or penalty assessment or any other communications related thereto which the Corporation has received from any Governmental Authority relating to any workers’ compensation or occupational health and safety regime or any similar regulatory regime administered by a Governmental Authority, and there are no assessments relating to such regimes which are unpaid, and the Corporation has not been reassessed in any material respect under such legislation during the past three (3) years.

(d)	The Corporation is registered with the Workers’ Compensation Board of Alberta as required under applicable Laws and has paid all premiums and remittances as required and none are owing.
(e)

The Corporation is not a party to, or bound by, any Collective Agreement or other agreement with any trade union, association that may qualify as a trade union, council of trade unions, employee bargaining agent which would cover any of the Employees. There has not been, nor, to Vendor's Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labour activity or dispute affecting the Corporation. To the knowledge of the Vendor, there are no current attempts to organize, establish or certify any labour union or employee association with respect to any other Employees of the Corporation.

(f)

The Corporation is in compliance with all applicable Laws pertaining to employment and employment practices, including, without limitation, the Canada Pension Plan or plans, arrangements, policies or programs or practices administered pursuant to applicable social security, health coverage, workers’ compensation, workers’ safety and insurance and unemployment insurance legislation, except to the extent non-compliance would not result in a Material Adverse Effect.

(g)

Except as set forth in Section 3.21(f) of the Vendor’s Disclosure Letter, or as would not have a Material Adverse Effect, there are no actions, suits, claims, investigations or other legal proceedings against the Corporation pending, or to the Vendor's Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of the Corporation, including any claim relating to unfair labour practices, employment discrimination, harassment, retaliation, pay equity, employment insurance or any other employment-related matter arising under applicable Laws.

(h)

All orders and inspection reports under applicable Occupational Health and Safety legislation (“OHSA”) relating to the Corporation that have been received by the Corporation since May 1, 2021 have been provided to the Purchaser.  There are no charges commenced or pending under OHSA, and to the knowledge of the Vendors, no such charges have been threatened in respect of the Corporation.  To the Knowledge of the Vendor, the Corporation has complied in all material respects with any orders issued under OHSA and there are no appeals of any orders under OHSA currently outstanding. To the Knowledge of the Vendor, there are no facts or circumstances which may result in an increase in liability or costs to the Corporation from any applicable workers’ compensation or workplace safety and insurance legislation, regulations or rules after the Closing Date.

(i)	There have been no claims or proceedings commenced or, to the knowledge of the Vendor, threatened, with respect to sexual harassment or sexual misconduct against:

any senior management employees, officers or directors of the Corporation; or

any employee who, directly or indirectly, supervises another employee of the Corporation.

(j)

The Corporation has not entered into any settlement agreements or conducted any investigations related to allegations of sexual harassment or sexual misconduct by an employee, contractor, officer, director or other representative of the Corporation.

Section 1.32 Taxes.
(a)

All Tax Returns, elections and other documents required to be filed on or within the 7 years prior to the Closing Date by the Corporation have been, or will be, timely filed. All material Taxes due and owing by the Corporation have been paid within the prescribed periods or accrued if not yet due.

(b)

True, complete and accurate copies of Tax Returns and any amendments thereto filed by the Corporation, and all notices of assessment and reassessment and all correspondence with Governmental Authorities relating thereto have been provided to the Purchaser in the Data Room.

(c)

All Taxes which the Corporation is obligated to withhold and remit from amounts owing to any employee, creditor, customer, shareholder, third party, and all persons who are non-residents of Canada for the purposes of the Tax Act have been paid within the prescribed periods or accrued if not yet due.

(d)	No agreements, arrangements, extensions or waivers of limitation periods have been given or requested with respect to any Taxes or Tax Return of the Corporation.
(e)

The Corporation is not a party to any audit, action, assessment, reassessment, claim, investigation or other legal proceeding by any taxing authority. No taxing authority has given written notice of any intention to commence any of the foregoing or assert any deficiency or claim for additional Taxes against the Corporation.

(f)	There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Corporation.
(g)	The Corporation is not a party to any Tax indemnity, Tax sharing or Tax allocation agreement.
(h)

The Corporation has only been subject to Tax in Canada.  No claims have ever been made by any Governmental Authority in a jurisdiction other than Canada that the Corporation is or may be subject to Tax in those jurisdictions.

(i)	The Corporation has not made a supply of property or services to a Person with whom it was not dealing at Arm’s Length for proceeds less than the fair market value thereof.
(j)	The Corporation does not have a negative balance in its capital dividend account. The Corporation has not, at any time:

paid out capital dividends in excess of its capital dividend account balance; or

paid out eligible dividends in excess of its general rate income pool balance.

Section 1.33 Brokers. Except for Macquarie Capital (USA) Inc., whose fees, commissions and expenses are the sole responsibility of Vendor, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Vendor.

Section 1.34 Bankruptcy. The Vendor and the Covenantor are not insolvent, nor have the Vendor or the Covenantor ever: (i) committed an act of bankruptcy; (ii) except as set forth in Section 3.24 of the Vendor’s Disclosure Letter, proposed a compromise or arrangement to its creditors generally; (iii) had any petition for a receiving order in bankruptcy filed against it; (iv) taken any proceeding with respect to a compromise or arrangement to creditors generally; (v) taken any proceeding to have itself declared bankrupt or wound-up; (vi) taken any proceeding to have a receiver appointed of any part of its assets; (vii) had any encumbrancer take possession of any of its property; (viii) had any execution or distress become enforceable or become levied upon any of its property; or (ix) received any notice from any third party of any allegation of any of the foregoing, and, to the knowledge of the Vendor, there is no fact or circumstance which would, or is likely to, result in any of the foregoing.

Section 1.35 Corruption and Anti-Bribery Laws.
(a)

The Corporation and, to the Knowledge of the Vendor, any of its directors, officers, employees, agents or any other Representative, has not, in connection with the conduct of its, or their action for, or on behalf of the Corporation:

made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any officer or employee of a foreign Governmental Authority, or any Person known by the Vendor, or the relevant director, officer, employee, agent or other representative, as the case may be, to be acting in an official capacity for or on behalf of any such Governmental Authority, or for or on behalf of any political party, party official, or candidate thereof, for the purpose of:

(1)

influencing any act or decision of such any officer or employee of a foreign Governmental Authority, or any Person known by the Vendor, or the relevant director, officer, employee, agent or other representative, as the case may be, to be acting in an official capacity for or on behalf of any such Governmental Authority, or for or on behalf of any political party, party official, or candidate thereof in respect of the Corporation;

(2)

inducing any officer or employee of a foreign Governmental Authority, or any Person known by the Vendor, or the relevant director, officer, employee, agent or other representative, as the case may be, to be acting in an official capacity for or on behalf of any such Governmental Authority, or for or on behalf of any political party, party official, or candidate thereof in respect of the Corporation to do or omit to do any act in violation of applicable anti-corruption or anti-bribery Law;

(3)	obtaining or retaining business for or with any person in respect of the Corporation in violation of applicable anti-corruption or anti-bribery Law;
(4)	expediting or securing the performance of official acts of a routine nature in violation of applicable anti-corruption or anti-bribery Law; or
(5)	otherwise securing any improper advantage in respect of the Acquired Entities in violation of applicable Law;
(b)

paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar payment of any nature in violation of applicable anti-corruption or anti-bribery Law;

(c)	made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other expenditures in violation of applicable anti-corruption or anti-bribery Law;
(d)	created or caused the creation of any false or inaccurate books and records resulting in a violation of applicable anti-corruption or anti-bribery Laws; or
(e)	otherwise violated any provision of the Corruption of Foreign Public Officials Act or any other applicable anti-corruption or anti bribery Law.
Section 1.36 Certain Business Practices.
(a)	The Corporation, or, to the Knowledge of the Vendor, its directors, officers, or Representatives has not, in connection with the conduct of its, or their action for, or on behalf of the Corporation:

used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to any political activity;

used or is using any corporate funds for any direct or indirect unlawful payments to, or received anything of value from, any foreign or domestic governmental official or employee;

established or maintained any unrecorded fund or asset or made any fictitious or false entries on any books or records for any purpose related to Compliance Laws or failed to make any required entry on any books or records for any purpose related to Compliance Laws;

is or has been a Restricted Party or is or have been controlled by a Restricted Party or has engaged in any dealings or transactions (directly or indirectly) with or for the benefit of any Restricted Party or any person controlled by a Restricted Party;

has taken any action in breach or violation of any applicable Compliance Laws or applicable Trade Laws or is or has been the subject of any legal proceeding regarding any alleged, apparent or potential breach or violation thereof or been assessed any fine, penalty or written warning under any applicable Trade Laws; or

made any voluntary disclosures to any Governmental Authority in relation to a violation or possible violation of any applicable Trade Laws.

Section 1.37 Copies of Documents. All Material Contracts and Permits have been provided to the Purchaser and constitute complete and correct copies thereof (including all amendments thereto).

Representations and Warranties of Purchaser

Purchaser represents and warrants to Vendor that the statements contained in this ARTICLE IV are true and correct as of the date hereof and as of the Closing Date and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with its execution and delivery of this Agreement and in completing the transactions contemplated by this Agreement.

Section 1.38 Status and Authorization of Purchaser. Purchaser is a corporation duly incorporated and validly existing under the Laws of Alberta. Purchaser has the corporate power and capacity to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transaction. The execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transaction have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Vendor) this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 1.39 No Conflicts; Consents. The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the Transaction, do not and will not: (a) result in a violation or breach of any provision of the Articles and by-laws of Purchaser; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Purchaser; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Purchaser is a party, except in the cases of Section 4.02(b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Purchaser's ability to consummate the Transaction. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement and the consummation of the Transaction, except for the Gaming Approvals and as set forth in Section 4.02 of the Vendor’s Disclosure Letter and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Purchaser's ability to consummate the Transaction.

Section 1.40 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Purchaser.

Section 1.41 Sufficiency of Funds. Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the Transaction.

Section 1.42 Legal Proceedings.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to Purchaser's knowledge, threatened against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the Transaction.

Section 1.43 Investment Canada Act (Canada). Purchaser is not a non-Canadian, as defined in the Investment Canada Act (Canada).

Covenants

Section 1.44 Conduct of Business Before the Closing.
(a)

From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), Vendor shall, and shall cause the Corporation to: (i) conduct the business of the Corporation in the Ordinary Course; and (ii) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Corporation and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with the Corporation. From the date hereof until the Closing Date, except as consented to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), Vendor shall not cause or permit the Corporation to take any action that would cause any of the changes, events or conditions described in Section 3.10 to occur excluding the dividends set forth in Section 5.01(a) of the Vendor’s Disclosure Letter (the “Pre-Closing Transaction”).

(b)	From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Purchaser, Vendor shall not, and shall not permit the Corporation to:

sell, lease, transfer or otherwise dispose, or suffer a Encumbrance (other than Permitted Encumbrance) to exist on, all or any Material Amount of the Assets, except sales to customers in the Ordinary Course, provided that in no event will the Corporation sell, lease, transfer or otherwise dispose of, or suffer a Encumbrance on any Shares;

incur indebtedness for borrowed money, other than (x) in the Ordinary Course;

redeem, purchase, authorize, issue, sell or otherwise dispose of or transfer any shares or other equity securities in the capital of the Corporation, excluding transfer of shares of Century Downs pursuant to the ROFR;

make any material change in any of the Articles or the by-laws of the Corporation;

effect any dissolution, winding-up, liquidation or termination of the Corporation;

make any material change to the accounting policies or adopt new accounting policies, in each case except as required by GAAP, any Governmental Authority, applicable Law or regulatory guidelines;

make any material Tax election or settle or compromise any material Tax liability, except in the Ordinary Course or as required by applicable Law;

adopt or enter into any material Benefit Plan or amend in any material respect any Benefit Plan, except, in each case, in the Ordinary Course or as required by Law or the terms of any Benefit Plan;

except as set forth in Section 5.01(b)(ix) of the Vendor’s Disclosure Letter, settle or compromise any material litigation; or

enter into any new Material Contract, or renew on materially different terms, materially amend, or terminate any existing Material Contract. Notwithstanding anything else herein, in the event any Material Contract expires between the date hereof and Closing, subject to the Purchaser not having notified the Vendor that such Material Contract is to be terminated on or before Closing pursuant to Section 5.10(a), Vendor shall use reasonable commercial efforts to renew such Material Contracts on materially the same terms but subject to the same being on a month to month basis or otherwise allow for termination on 30 days notice.

Section 1.45 Access to Information. From the date hereof until the Closing, Vendor shall, and shall cause the Corporation to:
(a)

afford Purchaser and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Corporation;

(b)	furnish Purchaser and its Representatives with such financial, operating and other data and information related to the Corporation as Purchaser or any of its Representatives may reasonably request;
(c)	instruct the Representatives of Vendor and the Corporation to cooperate with Purchaser in its investigation of the Corporation and
(d)

provide the Purchaser and its Representatives reasonable access to those senior managers responsible for the operation of the Business, and direct the same to assist with the Purchaser’s investigations.

provided that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Vendor, under the supervision of Vendor's personnel and in such a manner as not to interfere with the normal operations of the Corporation. All requests by Purchaser for access under this Section 5.02 shall be submitted or directed exclusively to Macquarie Capital (USA) Inc. or such other individuals as Vendor may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither Vendor nor the Corporation shall be required to disclose any information to Purchaser if such disclosure would, in Vendor's sole discretion: (x) cause significant competitive harm to Vendor, the Corporation and their respective businesses if the Transaction is not consummated; (y) jeopardize any solicitor-client, litigation or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into before the date of this Agreement. Before the Closing, without the prior written consent of Vendor, which may be withheld for any reason, Purchaser shall not contact any suppliers to, or customers of, the Corporation and Purchaser shall have no right to perform invasive or subsurface investigations of the Real Property. Purchaser shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided under this Section 5.02.

Section 1.46 Vendor’s Disclosure Letter.
(a)

During the period from the date hereof to the Closing Date, the Vendor will promptly inform the Purchaser: (i) in writing of any claim, action or any proceeding commenced against such the Vendor or the Corporation (or, to the Knowledge of the Vendor, threatened to be commenced) which could affect the parties’ ability to complete the Transactions or which affects the Business, the Assets or the Corporation; (ii) any breach or violation of the representations, warranties and covenants set forth in this Agreement; (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (iv) any notice or other communication from any Governmental Authority in connection with the Transactions.  Any such notice shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty set out in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement.

(b)

From time to time before the Closing, Vendor shall have the right (but not the obligation) to supplement or amend the Vendor’s Disclosure Letter with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each, a "Disclosure Letter Supplement"). Any disclosure in any such Disclosure Letter Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty set out in this Agreement or the initial Vendor’s Disclosure Letter, including for purposes of the indemnification or termination rights contained in this Agreement.

Section 1.47 Director and Officer Indemnification.
(a)

Purchaser agrees that all rights to indemnification, advancement of expenses and exculpation by the Corporation now existing in favour of each Person who is now, or has been at any time before the date hereof or who becomes before the Closing Date, an officer or director of the Corporation, as provided in the Articles or by-laws of the Corporation, in each case as in effect on the date of this Agreement, or under any other agreements in effect on the date hereof and disclosed in Section 5.04(a) of the Vendor’s Disclosure Letter, subject to any action by such Person having been done in good faith and in accordance with their fiduciary obligations to the Corporation, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b)

If Purchaser, the Corporation or any of their respective successors or assigns transfers all or substantially all its properties to any Person, then proper provision shall be made so that the successors and assigns of Purchaser or the Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.04.

Section 1.48 Confidentiality.  Purchaser acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Purchaser under this Agreement. If this Agreement is, for any reason, terminated before the Closing Date, the Confidentiality Agreement and the provisions of this Section 5.05 shall nonetheless continue in full force and effect; provided, however, that the confidentiality obligations set forth in this Section 5.05 and in the Confidentiality Agreement shall not restrict or prohibit disclosures of information by either party or their respective Representatives to (a) VICI and its legal, and other professional advisors, in each case to the extent reasonably necessary in connection with (i) obtaining the consents or approvals of VICI required in connection with the Transaction, or (ii) matters arising under or relating to the VICI/Century Master Lease, (b) AGLC in connection with obtaining the consents or approvals required from AGLC, (c) to Leduc County and Edmonton Regional Airports Authority to obtain any required consents or tri-party agreement in connection with the lease of the Real Property, (d) to shareholders of Century Downs in connection with the ROFR, and (e) by the Purchaser to shareholders of Century Downs following or concurrent with delivery of the ROFR notice, by the Purchaser for the purpose of discussions or passing resolutions to amend the articles of Century Downs or the Unanimous Shareholders Agreement effective on or after Closing.

Section 1.49 Employees.
(a)

Vendor covenants and agrees that prior to the Closing, Vendor shall cause the Corporation to pay, satisfy, and discharge all unpaid tips, gratuities, and service charges earned by or owed to Employees of the Corporation for all periods up to the Closing (“Unpaid Tips”).

(b)

The Vendor shall cause the Corporation to terminate the employment of any Employee hired after the date hereof without the Purchaser’s consent, any such Employee the Purchaser notifies Vendor of prior to Closing that the Purchaser does not wish to retain (the “Excluded Employees”) on or before the Closing Date.

(c)

All severance pay and termination obligations, whether arising pursuant to statute, contract, common law, or otherwise, including any amounts required under applicable employment standards legislation, for the Excluded Employees and all Unpaid Tips shall be the responsibility of the Vendor.

Section 1.50 Personal Information Privacy.
(a)

Purchaser shall, at all times, comply with all Laws governing the protection of personal information with respect to Personal Information disclosed or otherwise provided to Purchaser by Vendor or the Corporation under this Agreement. Purchaser shall only collect, use or disclose such Personal Information for the purposes of investigating the Corporation and the Business as contemplated in this Agreement and completing the Transaction.

(b)

Excluding consent or notice required solely by reason of the Purchaser’s failure to comply with the business transaction requirements set forth in Privacy Laws, the Vendor covenants to and with the Purchaser that where the disclosure or transfer of Personal Information to the Purchaser requires the consent of, or the provision of notice to, the individual to which such Personal Information relates, the Corporation and/or the Vendor shall not disclose or transfer such Personal Information to the Purchaser until the Corporation has first notified such individual of such disclosure or transfer and the purpose for same and obtained the individual’s consent to same, and where required by Law.

Section 1.51 Governmental Approvals and Other Third-Party Consents.
(a)

Each party hereto shall, as promptly as possible, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations under this Agreement, including, without limitation, the Gaming Approvals. Each party shall co-operate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)

All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals made by or on behalf of either party before any Governmental Authority or the staff of any Governmental Authority in connection with the Transaction (but, for the avoidance of doubt, not including any interactions between Vendor or the Corporation with Governmental Authorities in the Ordinary Course, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact. For certainty, the foregoing shall be (i) limited to substantive meetings, communication and discussions with any Governmental Authority in respect to the transaction contemplated hereunder and (ii) shall not include any filings, meetings, communications or discussions related to the background approval of the Purchaser, or its Representatives, which the Vendor acknowledges and agrees that all such filings, meetings, communications and discussions between the Purchaser to a Governmental Authority may be done on a confidential basis and not disclosed to the Vendor, in each case, as determined by the Purchaser in its sole and absolute discretion.

(c)

Vendor and Purchaser shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.08 of the Vendor’s Disclosure Letter; provided that Vendor shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

(d)

Without limiting the generality of the foregoing, within 10 days following the date hereof, the Vendor shall provide the Purchaser with a draft initial notification to the Gaming Authorities of the proposed Transaction for the approval of the Purchaser, which notification shall thereafter be submitted forthwith after approval by the Purchaser.

(e)

Within 2 days following the Closing Date, the Purchaser shall cause the Corporation to give notice of the new director(s) and voting shareholder(s) of the Corporation and the new lease between the Corporation and VICI pursuant to Section 7(3) of the Pari-Mutuel Betting Supervision Regulations, SOR/91-365.

(f)

Prior to the Closing Date, the Vendor shall deliver the tri-party agreement in respect of the Leduc County Agreement executed by Century Mile and Edmonton Regional Airports Authority to Leduc County and request that Leduc County execute same. The Vendor shall deliver to the Purchaser the tri-party agreement in respect of the Leduc County Agreement executed by Leduc County upon the Vendor’s receipt thereof.

Section 1.52 Books and Records.
(a)	On Closing, the Vendor shall provide to the Purchaser a copy of all Books and Records related to the Corporation, the Business and the Assets which are in its possession.
(b)

To facilitate the resolution of any claims made against or incurred by Vendor before the Closing Date, or for any other reasonable purpose, for a period of ten (10) years after the Closing Date, Purchaser shall:

(i)

retain the Books and Records (including personnel files) of the Corporation relating to periods before the Closing Date in a manner reasonably consistent with the prior practices of the Corporation; and

(ii)	upon reasonable notice, provide electronic copies of such Books and Records to the Vendor.
(c)

To facilitate the resolution of any claims made by or against or incurred by Purchaser or the Corporation after the Closing Date, or for any other reasonable purpose, for a period of ten (10) years following the Closing Date, Vendor shall:

(i)	retain the Books and Records (including personnel files) of Vendor which relate to the Corporation and its operations for periods before the Closing Date; and
(ii)	upon reasonable notice, provide electronic copies of such Books and Records to the Purchaser.
(d)

Neither Purchaser nor Vendor shall be obligated to provide the other party with access to any Books and Records (including personnel files) under this Section 5.09 where such access would violate any Law.

Section 1.53 Termination of Contracts.
(a)	The Vendor shall and shall cause the Corporation to terminate:
(i)	Those contracts listed on Section 5.10(a) of the Vendor’s Disclosure Letter; and
(ii)

with respect to any contract entered into after the date hereof without the Purchaser’s consent, any such contract the Purchaser notifies the Vendor of prior to Closing that the Purchaser does not wish to retain on or before the Closing Date,

(the “Excluded Contracts”).

(b)

Prior to the Closing Date, the Vendor shall and shall cause the Vendor’s Affiliates and the Corporation to terminate the Affiliate Contracts effective as of the Closing Date, excluding the excluded Affiliate Contract set forth in Section 5.10(b) of the Vendor’s Disclosure Letter.

(c)

Prior to the Closing Date, the Vendor, at its sole cost, shall cause any contracts which provides for the provision of services or goods to the Corporation and to another Person other than Century Mile and/or Century Downs in the same contract to be severed so that the contract to which the Corporation is a party is solely between the Corporation and the contractor and the Vendor shall cause those contracts identified in Section 3.11(a) of the Vendor’s Disclosure Letter as being between an Affiliate of the Corporation and another Person for the provision of services or goods to the Corporation, excluding the Specified Contracts, to be assigned to and assumed by the Corporation. Vendor shall cause the counter parties to the Specified Contracts to cease providing goods and services to the Corporation following the Closing Date.

(d)	All termination penalties, charges and any other amounts related to the termination of the Excluded Contracts and the Affiliate Contracts shall be the responsibility of the Vendor.
Section 1.54 Removal of Century Branded Property. With respect to Century Branded Property:
(a)

Subject to the terms and conditions of this Section 5.11, Vendor shall, at its sole cost and expense, remove or cause to be removed from the Real Property and the Assets, on or before the Closing Date (or such later date as may be required to satisfy the conditions set out in (b) below), all Century Branded Property. Vendor shall, at its sole cost and expense, (i) cause the removal of the Century Branded Property to be carried out in good workmanlike manner, and (ii) promptly repair any damage to the Real Property or other Assets caused by the removal of the Century Branded Property and restore the affected areas.

(b)

Notwithstanding the foregoing or anything else to the contrary in this Agreement, in order to allow for an orderly rebranding by Purchaser, prior to Vendor removing any of the Century Branded Property set forth in Section 5.11(b)(i) of the Vendor’s Disclosure Letter, Vendor shall (i) provide advanced notice and schedule of the proposed removal to Purchaser, and (ii) in any event, the Vendor shall not remove those items listed in Section 5.11(b)(ii) of the Vendor’s Disclosure Letter (the “Purchaser Rebranding Items”) until it has coordinated same with Purchaser so that Purchaser can cause rebranding to occur concurrently.

(c)	Notwithstanding anything else to the contrary in this Agreement, in no event shall any Century Branded Property be included in the calculation of Current Assets.

Section 1.55 Closing Conditions.  From the date hereof until the Closing Date, each party hereto shall, and Vendor shall cause the Corporation to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VI.

Section 1.56 Stub Year Financial Statements. The Vendor shall prepare, or cause to be prepared, as soon as practicable following the Closing Date, unaudited financial statements of the Corporation for the period commencing on January 1, 2026, and ending on the Closing Date (the “Stub Year Financial Statements”). The Stub Year Financial Statements shall include a balance sheet, statement of earnings, and statement of cash flows for such period. The Stub Year Financial Statements shall be prepared in accordance with GAAP. The Vendor shall provide the Purchaser with the Stub Year Financial Statements and any supporting documentation reasonably requested by the Purchaser within 60 days following the Closing Date. The Purchaser shall have the right to review the Stub Year Financial Statements and may request reasonable access to the Vendor’s books and records used in the preparation thereof. Any disagreements regarding the Stub Year Financial Statements shall be resolved in accordance with Sections 2.07(g) and 2.07(g) of this Agreement as if such statements were the Closing Date Statement.

Section 1.57  Tax Returns.  The Tax Returns to be filed for the Corporation for pre-Closing Tax Periods and Straddle Periods, other than Tax Returns filed prior to the Closing Date, will be prepared and filed on a timely basis by the Vendor, and at Vendor’s sole cost and expense. Such returns will be prepared consistent with prior practice, except where otherwise required under applicable Law. The Purchaser will cooperate with the Vendor to effect such filings on a timely basis. The Purchaser and Vendor shall be given the opportunity to review, comment upon and suggest changes or corrections to any such Tax Returns (it being understood that the Vendor shall consider in good faith all reasonable changes or corrections to any such Tax Returns) prior to the filing thereof (but in no event less than thirty (30) days, or, in the case of GST/HST Tax Returns, ten (10) days, prior to such filing). To the extent the Taxes to be remitted are included in the calculation of Current Liabilities in the Closing Date Statement, the Purchaser will cause the Corporation to timely remit any Taxes shown as owing on such Tax Returns that are owing by the Corporation, as applicable, and the Vendor, at its sole cost and expense, shall pay all other Taxes to be remitted.

Section 1.58  Tax Reporting.  The Purchaser and Vendor shall, for all Tax purposes, report the purchase and sale hereunder and the transactions contemplated hereby, in accordance with their form as set out herein, and none of them shall make any available Tax election inconsistent therewith.

Section 1.59 Announcements.  The parties shall each use commercially reasonable efforts to agree on the form and content of any initial press release or other public statement regarding the Transactions and shall consult with each other before issuing, provide each other the opportunity to review and comment upon and use commercially reasonable efforts to agree upon, any press release or other public statement with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except to the extent that such consultation or consideration is not possible as a result of applicable Law (including applicable securities laws and any Gaming Laws) or by obligations pursuant to any listing agreement with any United States national securities exchange.

Section 1.60 Confidentiality.
(a)

As used in this Section, “Confidential Information” means any confidential, proprietary or non-public information pertaining to or concerning the Business, including, without limitation, such information in the possession of the Vendor prior to the Closing Date or obtained by any representative of any of them.  “Confidential Information” includes, without limitation, all budgets, forecasts, analyses, marketing techniques, financial results, costs, pricing, margins, wages and salaries, bids and other business activities, all supplier and customer lists, all non-public intellectual property including trade secrets, unfiled patents, trade‑marks, technical expertise and know-how, documentation including standard terms and agreements and all other information not generally known outside the Business except to Persons through normal course business dealings with the Business.

(b)

The parties agree that the Purchaser may suffer great loss and injury if the Vendor disclosed any Confidential Information, used such Confidential Information, or caused such Confidential Information to be used to compete with them or the Business. Therefore, the Vendor shall, and shall cause their Affiliates and Related Parties to, keep in the strictest confidence, and not disclose or use or cause to be used or disclosed, without the consent of the Purchaser, whether directly or indirectly, and in any capacity, any Confidential Information for a period of three (3) years following the Closing Date, except to the extent that such Confidential Information: (i) is or becomes publicly available through no act or omission of the Vendor or its Affiliates or Related Parties; (ii) was known to the Vendor prior to its disclosure in connection with the Business; (iii) is independently developed by the Vendor without reference to or use of the Confidential Information; (iv) is received by the Vendor from a third party who is not under any obligation of confidentiality with respect thereto; (v) constitutes general knowledge, skills and experience of Vendor or its personnel; (vi) is required to be disclosed by applicable Law, stock exchange rule or legal process (including by court order or regulatory requirement), provided that the Vendor shall, to the extent reasonably practicable, provide the Purchaser with prior written notice of such requirement and shall reasonably cooperate with the Purchaser in seeking a protective order or other confidential treatment of such information; or (vii) is disclosed to VICI to the extent reasonably necessary in connection with matters arising under or relating to the VICI/Century Master Lease.

(c)

The Vendor hereby acknowledges and agrees that the restrictions contained in this section are reasonable and valid and hereby waives all defences to the strict enforcement thereof by the Purchaser relating solely to the reasonableness of the duration, extent or application of the restrictions, and that the duration, extent and application of each restriction are no greater than is reasonable and necessary to protect the interests of the Purchaser, and the Business, and to ensure that the Purchaser receives the full benefit of the goodwill of the Business including, without limitation, the relationship of the Business with its customers, suppliers, subcontractors and Employees.  Furthermore, notwithstanding any other provision contained herein, each Vendor acknowledges that a breach of any of the provisions of this section will result in the Purchaser suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone.  Accordingly, the Vendor agrees that, in addition to any other relief to which the Purchaser may become entitled, the Purchaser shall be entitled to seek interim and permanent injunctive relief, specific performance and other equitable remedies.

(d)

The parties agree that nothing in this Section shall be construed to limit or negate any common law of torts or trade secrets that provides the Purchaser with broader protection than that provided herein.

Section 1.61 Further Assurances.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transaction.

Conditions to closing

Section 1.62 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the Transaction shall be subject to the fulfillment, unless otherwise waived in writing by the Purchaser, at or before the Closing or such other date stipulated, of each of the following conditions:

(a)

The Gaming Approvals shall have been obtained on or before the Outside Date and, as of the Closing, the Gaming Approvals: (i) have not been revoked or terminated; (ii) have not been suspended, lapsed, or adversely amended in any material respect, and are not subject to any pending proceeding that would reasonably be expected to result in the revocation, suspension, or material adverse amendment thereof; (iii) are in full force and effect (and, for greater certainty, any Gaming Approval that has been issued but is not yet effective as of the Closing shall not be considered to have been "obtained" for purposes of this Section 6.01(a)); and (iv) are not subject to any condition that would require action by any Person that is not a party to this Agreement, unless such condition has been satisfied or waived prior to the Closing.

(b)

Neither the letter agreement between VICI and the Vendor providing for the removal of the Corporation and the Real Property from the VICI/Century Master Lease on the Closing Date nor the letter agreement between VICI and the Purchaser providing for the lease of the Real Property after Closing shall have been revoked or terminated prior to Closing (except as a result of a Purchaser default). Without limiting the generality of the foregoing, as of Closing (i) the consent of the Edmonton Regional Airports Authority to the sublease of the Real Property comprising the racetrack and casino operated at 4711 Airport Perimeter Rd, Edmonton International Airport, AB by Century Mile concurrently with Closing pursuant to the Century Mile Ground Sublease shall have been obtained, and (ii) a tri-party agreement in respect of the Leduc County Agreement shall have been executed and delivered by Century Mile and Edmonton Regional Airports Authority; and (iii) the lease between VICI and the Corporation shall have been executed by the VICI parties.

(c)

No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Transaction illegal, otherwise restraining or prohibiting consummation of the Transaction.

(d)

The Vendor shall have given notice under section 5.1 of the Unanimous Shareholders Agreement and no shareholder(s) shall have given notice within the time period set out in the Unanimous Shareholders Agreement offering to purchase any of the Century Downs Shares which would result in the Purchaser holding less than 51% of all of the shares of Century Downs upon completion of Closing, inclusive of any shares already owned by the Purchaser or Highfield Investment Group Inc.

The conditions contained in Section 6.01 are inserted for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time without prejudice to any of its rights of termination in the event of non-performance of any other condition in whole or in part. If any of the conditions contained in Section 6.01 are not fulfilled or complied with by the time provided for, the Purchaser may, at or prior to the Closing Date, terminate this Agreement by notice in writing to the Vendor. In such event the Purchaser shall be released from further performance of its obligations in this Agreement. No waiver by the Purchaser of any condition, in whole or in part, shall operate as a waiver of any other condition.

Section 1.63 Damage Before Closing.
(a)

If, at any time prior to Closing, the Cumulative Loss Amount is less than the Material Amount (the “Threshold”), then: (i) such Damage shall not entitle Purchaser to refuse to complete Closing or otherwise terminate this Agreement on account of such Damage; and (ii) subject to Section 6.02(d), the parties shall proceed to complete the Transactions contemplated hereby in accordance with the terms of this Agreement.

(b)

If, at any time prior to Closing, the Cumulative Loss Amount is equal to or greater than the Threshold, then Purchaser may, by written notice to the Vendor given within 15 days after receipt of Vendor’s notice under Section 6.02(c) (or, if Vendor has failed to provide such notice, within 15 days after Purchaser otherwise becomes aware of such Damage), elect either:

(i)	to terminate this Agreement on written notice, provided that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 6.02(b)(i) if:
(1)

VICI has confirmed that (A) the lease of the Real Property has not been terminated and will not be terminated post-Closing, (B) that any Insurance Proceeds related to the Damage will be releasable to the Corporation in order to complete the repair and remediation of the Damage, and (C) that the Corporation shall be entitled to any other Insurance Proceeds, including but not limited to any business interruption insurance for the period of time from and after Closing;

(2)

the sum of the Insurance Proceeds received (or reasonably expected to be received) by the Corporation in respect of such Damage, together with the amount, if any, the Vendor pays or causes to be paid to the Purchaser on Closing (the "Vendor Top-Up Amount") are equal to:

A.	the amount required to remedy the Cumulative Loss Amount; and
B.

if the Damage requires the closure of all or part of the Real Property and such closure can reasonably be expected to result in lost revenue exceeding the Material Amount in the aggregate, the anticipated lost revenue while the repair and remediation of the Damage is completed;

as determined by a third party agreed upon by the Purchaser and Vendor (the “Repair Report”); or

(ii)	to proceed to Closing.

If this Agreement is not terminated pursuant to Section 6.02(b)(i), the parties shall proceed to complete the Transactions in accordance with the terms of this Agreement, subject to Section 6.02(d). In order to reasonably determine the extent of the Damage and the cost to remediate the same:

(iii)	upon the Vendor providing notice of the Damage or the Purchaser becoming aware of the Damage, the parties shall obtain the Repair Report;
(iv)

upon receipt of the Repair Report, the Vendor shall have 10 Business Days to notify the Purchaser of whether it elects to pay the Vendor Top Up Amount, if applicable and provided that if the Vendor does not so notify the Purchaser then it will be deemed to have elected not to pay the Vendor Top Up Amount;

(v)

upon receipt of the Vendor’s notice, or deemed notice, that it has elected to pay or not pay the Vendor Top Up Amount, the Purchaser shall notify the Vendor of its elections between Section 6.02(b)(i) and Section 6.02(b)(ii), if applicable; and

(vi)

in any event, the Purchaser shall be entitled to delay the Closing Date for a number of days up to the amount of days between when the Damage occurs to the date the Purchaser elects or is deemed to have elected between Section 6.02(b)(i) and Section 6.02(b)(ii). Notwithstanding the foregoing, if the Damage occurs more than twenty (20) Business Days prior to the then-scheduled Closing Date and the anticipated cost to repair the Damage exceeds the Material Amount, the Vendor shall have the option, exercisable by written notice to the Purchaser within five (5) Business Days of such Damage, to delay the Closing Date for a period not to exceed one hundred and twenty (120) days (the “Vendor Repair Period”) in order to repair and remediate the Damage, provided that (A) the Purchaser has approved the proposed repairs and remediation and Vendor is diligently pursuing such approved repair and remediation, (B) the Vendor provides the Purchaser with regular updates (no less frequently than every thirty (30) days) on the status of such repair and remediation, and (C) if the repair and remediation is substantially completed prior to the expiry of the Vendor Repair Period, the Closing Date shall be the date that is not less than ten (10) Business Days after the Vendor delivers written notice to the Purchaser that such repair and remediation has been substantially completed, as determined in accordance with Section 2.04. If the Vendor exercises the foregoing option and substantially completes the repair and remediation during the Vendor Repair Period, the Purchaser shall not be entitled to terminate this Agreement pursuant to Section 6.02(b)(i) on account of such Damage. For the avoidance of doubt, the Outside Date shall be extended by the duration of any Vendor Repair Period plus sixty (60) days.

(c)

Vendor shall promptly, and in any event within 10 days after becoming aware of any Damage, give written notice to Purchaser describing in reasonable detail the nature of the Damage, the estimated Cumulative Loss Amount, any known or potential impact on operations, the relevant insurance coverage, and the status of any claim or anticipated claim for Insurance Proceeds. Vendor shall, and shall cause the Corporation to, promptly notify the applicable insurers of any Damage and diligently pursue all available claims for Insurance Proceeds. Vendor shall provide Purchaser with reasonable information regarding the status of such claims and shall consult with Purchaser in good faith regarding strategy for pursuing such claims. Prior to Closing, Vendor shall not, and shall cause the Corporation not to, settle, compromise, waive or release any insurance claim in respect of any Damage without Purchaser’s prior written consent, not to be unreasonably withheld, conditioned or delayed; provided that if Purchaser does not respond in writing within ten (10) Business Days of receiving written notice of the proposed settlement (together with reasonable detail regarding the terms thereof), Purchaser shall be deemed to have consented to such settlement. Vendor shall, and shall cause the Corporation to, provide Purchaser and its representatives reasonable access to information and personnel relating to any Damage and insurance claims, and shall reasonably cooperate with Purchaser in connection with any adjustment, appraisal or proof-of-loss process.

(d)

In respect of any Damage occurring prior to Closing: (i) if the Cumulative Loss Amount is less than the Threshold, the Vendor shall pay, or cause to be paid, all applicable Deductibles; and (ii) if the Cumulative Loss Amount is equal to or greater than the Threshold and the Agreement is not terminated pursuant to Section 6.02(b), the Vendor shall pay, or cause to be paid, all applicable Deductibles plus the Vendor Top Up Amount, if applicable; and, in each case, shall provide reasonable evidence of such payment to the Purchaser prior to Closing (or, if not yet due, pay to the Purchaser such amount on Closing). For clarity, Deductibles paid by the Vendor and any Vendor Top-Up Amount paid pursuant to Section 6.02(b) shall be credited in favour of the Vendor for the purpose of determining the Corporation's remaining entitlement to Insurance Proceeds under this Section 6.02(d). All Insurance Proceeds in respect of any Damage occurring prior to Closing shall belong to and be for the sole benefit of the Corporation, provided that the aggregate Insurance Proceeds to which the Corporation shall be entitled under this Section 6.02(d) shall not exceed the aggregate of:

(i)	the Cumulative Loss Amount (after giving effect to any Deductibles paid by the Vendor); and
(ii)	all insurance related to the post Closing period, including without limitation business interruption insurance and loss of profits insurance.

Any Insurance Proceeds received in excess of the foregoing (after giving effect to any Deductibles and Vendor Top Up Amount paid by the Vendor) shall belong to and be for the sole benefit of the Vendor. Any such excess Insurance Proceeds received by the Corporation or the Purchaser after Closing shall be held in trust for the Vendor and promptly (and in any event within 10 days of receipt) remitted to the Vendor. The Vendor shall not, and shall cause its Affiliates not to, receive, retain, set off, or otherwise benefit from any Insurance Proceeds to which the Corporation is entitled under this Section 6.02(d). Any Insurance Proceeds to which the Corporation is entitled under this Section 6.02(d) received by the Vendor or any of its Affiliates prior to Closing shall be held in trust for the Corporation and promptly (and in any event within 10 days of receipt) remitted to the Corporation. The parties agree that Insurance Proceeds shall not result in any adjustment to the Purchase Price except as expressly provided in this Article, including but not limited to the calculation of Closing Date Working Capital.

(e)

The parties acknowledge and agree that the Threshold is based on the Cumulative Loss Amount, which is calculated on a gross basis without deduction for, or netting against, any actual, expected or potential Insurance Proceeds, indemnities or other recoveries. For clarity, the availability, amount or timing of any Insurance Proceeds shall not affect whether the Cumulative Loss Amount is less than, equal to or greater than the Threshold.

(f)

Nothing in this Section 6.02 limits or affects the parties’ rights and obligations under any covenants, representations or warranties; provided, however, that in the event Purchaser asserts any claim under ARTICLE VII or otherwise in respect of Damage for which amounts have been paid or are payable under this Section 6.02, any Deductibles paid by the Vendor, any Vendor Top-Up Amount paid by the Vendor pursuant to Section 6.02(b), any Insurance Proceeds received by the Corporation pursuant to Section 6.02(d), and any Tax benefit realized or reasonably expected to be realized by the Indemnified Party or the Corporation in respect of such Damage, in each case in respect of such Damage, shall be credited against and shall reduce (on a dollar-for-dollar basis) any Losses otherwise recoverable by the Purchaser.

(g)

For greater certainty, the Vendor acknowledges and agrees that nothing in this Section 6.02 shall supersede or vitiate any of the terms of the VICI/Century Master Lease, all of which shall remain in full force and effect in accordance with their terms.

Indemnification

Section 1.64 Survival.
(a)

Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 15 months from the Closing Date, except that:

in the case of the representations and warranties set forth in Sections 3.22 [Taxes], until ninety (90) days from the last date on which an assessment or reassessment for Taxes under the Tax Act or under any other Law imposing Taxes can be made against the Corporation in respect of the dates or periods covered by such representations and warranties; and

(b)

None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.

(c)

Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party before the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved or the expiry of the limitation period under applicable Law, whichever is sooner.

Section 1.65 Indemnification by Vendor.
(a)

Subject to the other terms and conditions of this ARTICLE VII, Vendor and Covenantor, jointly and severally, shall indemnify Purchaser against, and shall hold Purchaser harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Purchaser based upon, arising out of, with respect to or by reason of:

any inaccuracy in or breach of any of the representations or warranties of Vendor and/or Covenantor set out in this Agreement;

any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Vendor and/or Covenantor under this Agreement;

to the extent not reflected as Current Liabilities on the Closing Date Statements or paid by or on behalf of the Vendor pursuant to Section 5.14, any and all Taxes which the Purchaser, the Corporation or any of their respective successors or assigns has or becomes liable to pay arising in respect of, by reference to or in consequence of:

(1)

any act, omission, event, occurrence, transaction or election involving the Vendor, any Affiliate of the Vendor, or the Corporation or any Affiliate thereof occurring or deemed for the purposes of the Tax Act to occur on or before Closing including, without limitation, the transactions contemplated under this Agreement;

(2)

any income, profits, gains or windfalls earned, accrued or received or deemed for the purposes of the Tax Act to be earned, accrued or received on or before Closing by the Corporation, the Vendor, or any Affiliate thereof; or

(3)

any act, omission, event, occurrence or transaction occurring or deemed to occur after Closing if and to the extent that such Taxes would not have arisen had the representations and warranties in Section 3.22 been true at Closing;

the Goldman Sachs Indebtedness, the Goldman Sachs Security, any Indebtedness (other than the Permitted Indebtedness) or Transaction Costs to the extent not paid out pursuant to Section 2.05 or otherwise reflected on the Closing Date Statements and taken into account in the determination of the final Purchase Price;

any liabilities of the Corporation that arose on or prior to Closing with respect to:

(4)	the Gaming Liabilities;
(5)	all severance pay and termination obligations for the Excluded Employees and all Unpaid Tips that are the responsibility of Vendor pursuant to Section 5.06;
(6)

all termination penalties, charges and any other amounts related to the termination of the Excluded Contracts and the Affiliate Contracts that are the responsibility of Vendor pursuant to Section 5.10;

(7)	the Pre-Closing Transaction; and

any and all actions, claims, demands, lawsuits, assessments, arbitrations, judgments, awards, decrees, orders, injunctions, prosecutions and investigations, or other proceedings, of, by, against, or relating to, the Corporation, any of the Assets or the Business arising out of or in connection with matters pertaining to those items listed in Section 3.17(a) of the Vendor’s Disclosure Letter.

Any claim made by VICI: (x) against the Corporation under the VICI/Century Master Lease; or (y) with respect to any breach of the VICI/Century Master Lease prior to the Closing Date; in each case, but only to the extent that the Vendor, Covenantor or Corporation would have liability to VICI in respect of such claim under the VICI/Century Master Lease as at the date the Purchaser delivers written notice of such claim to the Vendor in accordance with this Agreement, provided that the liability of the Vendor, Covenantor or the Corporation under the foregoing indemnity will not be reduced by any amendment of the VICI/Century Master Lease entered into after the Closing Date or any release, waiver, settlement, or other agreement made between VICI and the Vendor, Covenantor or Corporation after the Closing Date that reduces or eliminates the liability of the Vendor, Covenantor or Corporation to VICI for any breach of the VICI/Century Master Lease prior to the Closing Date, and excluding (A) any claim relating to any matter known to the Purchaser prior to the date hereof, and (B) the condition of the Real Property prior to the Closing Date, provided, that in no event shall this exclusion be deemed to diminish any claim the Purchaser has against the Vendor pursuant to Section 7.01(a).

(b)	For the purposes of Section 7.02, Losses suffered or incurred by the Corporation shall be deemed to be Losses suffered by the Purchaser.
(c)

For the purposes of determining the amount of any Losses resulting from a breach or inaccuracy under Section 7.02 that are the subject matter of a claim for indemnification thereunder, each representation and warranty will be read without regard and without giving effect to the term “material” or “Material Adverse Effect” (fully as if any such word or phrase were deleted from such representation and warranty).

Section 1.66 Indemnification by Purchaser. Subject to the other terms and conditions of this ARTICLE VII, Purchaser and Highfield Investment Group Inc., jointly and severally, shall indemnify Vendor against, and shall hold Vendor harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Vendor based upon, arising out of, with respect to or by reason of:

(a)	any inaccuracy in or breach of any of the representations or warranties of Purchaser set out in this Agreement; or
(b)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser under this Agreement.

Section 1.67 Certain Limitations. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”. The indemnifications provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)

The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a)(i) or Section 7.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a)(i) or Section 7.03(a) exceeds $50,000.00 (the “Basket”), in which case the Indemnified Party shall be entitled to indemnification in respect of the first dollar of Losses and not only the portion of Losses that exceeds such amount.

(b)

The aggregate amount of all Losses for which an Indemnifying Party shall be liable under Section 7.02(a)(i) or Section 7.03(a), as the case may be, shall not exceed 35% of the Purchase Price (the “Breach of Rep Cap”).

(c)

Payments by an Indemnifying Party under Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party (or the Corporation) in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses before seeking indemnification under this Agreement.

(d)

Payments by an Indemnifying Party under Section 7.02 or Section 7.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(e)	In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive or exemplary damages.
(f)

Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g)

Vendor and Covenantor shall not be liable under Section 7.02(a)(i) for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Vendor or Covenantor set out in this Agreement if Purchaser had knowledge of such inaccuracy or breach before the date hereof.

(h)	The aggregate amount of all Losses for which Highfield Investment Group Inc. shall be liable under Section 7.03(a) shall not exceed 35% of the Purchase Price.

For greater certainty, the Basket and the Breach of Rep Cap shall not apply in respect of indemnity claims made by either party pursuant to:

(i)	the breach of representations or warranties set out in Sections 3.22 [Taxes]; and
(j)	this Agreement or otherwise that are based on fraud on the part of the Vendor, Covenantor, or Purchaser.
Section 1.68 Indemnification Procedures
(a)

Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defences by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defence of any Third-Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall co-operate in good faith in such defence. If the Indemnifying Party assumes the defence of any Third-Party Claim, subject to Section 7.05(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counter-claims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defence of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defence thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.05(c), pay, compromise, defend such Third-Party Claim and seek indemnification for any, and all, Losses based upon, arising from or relating to such Third-Party Claim. Vendor, Covenantor and Purchaser shall cooperate with each other in all reasonable respects in connection with the defence of any Third-Party Claim, including making available (subject to the provisions of Section 5.05) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defence of such Third-Party Claim.

(b)

Existing Proceeding. Notwithstanding Section 7.05(a) and any other provision of this ARTICLE VII, with respect to any action, claim or other legal proceeding listed in Section 3.17(a) of the Vendor’s Disclosure Letter that is pending as of the Closing Date (each, an “Existing Proceeding”), the Vendor shall continue to conduct and control the defence, settlement (subject to Section 7.05(c)), appeal and other conduct of such Existing Proceeding denoted as remaining under Vendor’s control in Section 3.17(a) of the Vendor’s Disclosure Letter from and after the Closing, at the Vendor’s own expense and with counsel of the Vendor’s choosing, and the Vendor shall be deemed to have assumed the defence of each Existing Proceeding as of the Closing. The Purchaser shall, and shall cause the Corporation to, co-operate in good faith with the Vendor in the conduct of each Existing Proceeding, including by executing and delivering such authorizations, consents and directions to counsel as may be reasonably necessary to permit the Vendor to continue such conduct in the name and on behalf of the Corporation. The Purchaser (and the Corporation) shall have the right, at its own cost and expense, to participate in the defence of any Existing Proceeding with counsel selected by it, subject to the Vendor’s right to control the defence thereof. The Vendor may relinquish the conduct of any Existing Proceeding on written notice to the Purchaser, in which case the provisions of Section 7.05(a) shall thereafter apply to such Existing Proceeding as if it were a Third-Party Claim for which the Indemnifying Party had elected not to assume the defence.

(c)

Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.05(c). If an unconditional offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such offer and also fails to assume defence of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in the offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defence under Section 7.05(a) or Section 7.05(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(d)

Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defences by reason of such failure. Such notice by the Indemnified Party shall (i) describe the Direct Claim in reasonable detail, (ii) include copies of all material written evidence thereof and (iii) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30 day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Corporation's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 1.69 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 1.70 Exclusive Remedies. Subject to Section 9.11 or as otherwise expressly set out in this Agreement, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the Transaction) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, in a Transaction Document, or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, in a Transaction Document, or otherwise relating to the subject matter of this Agreement it may have against the other party hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except under the indemnification provisions set forth in this ARTICLE VII. Nothing in this Section 7.07 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled under Section 9.11 or to seek any remedy on account of fraud by any party hereto. In this Section 7.07, "fraud" means, with respect to any party hereto, an actual and intentional misrepresentation of a material fact contained in a representation or warranty set forth in ARTICLE III or ARTICLE IV, as applicable, made by such party with actual knowledge that such representation or warranty was false when made, with the specific intent to deceive the other party hereto, and upon which such other party actually and reasonably relied to its detriment. For greater certainty, "fraud" shall not include any claim based on constructive fraud, promissory fraud, equitable fraud, negligent misrepresentation, recklessness or any similar theory based on constructive or imputed knowledge.

Section 1.71 Existing Claims.
(a)

In the event the Vendor has not provided confirmation, in a form satisfactory to the Purchaser, acting reasonably, that the Specified Existing Proceeding has been settled, then on Closing the Vendor shall deliver to the Purchaser:

(i)	A guarantee from Century Resorts Alberta Inc. and Century Casinos St. Albert Inc., limited to the Specified Existing Proceeding; and
(ii)	In support of the foregoing, general security agreements with respect to the personal property of Century Resorts Alberta Inc. and Century Casinos St. Albert Inc.

(the “Indemnity Security”).

(b)	The Indemnity Security shall be released upon:
(i)	the Vendor providing confirmation, in a form satisfactory to the Purchaser, acting reasonably, that the Specified Existing Proceeding has been settled; or
(ii)	the Vendor providing the Indemnity Escrow Amount.
(c)

If the Vendor elects to pay the Indemnity Escrow Amount, it shall be held by the Escrow Agent on the terms herein and such other terms as set out in the Escrow Agreement.  The parties agree that any amounts owing to the Purchaser under Section 7.02(a)(vi) in respect of the Specified Existing Proceeding shall be satisfied first out of the Indemnity Escrow Amount; provided, however, that the Vendor and Covenantor’s liability for any amounts owing to Purchaser under Section 7.02(a)(vi) shall not in any way be limited or capped by the amount of the Indemnity Escrow Amount.

(d)	Once the Specified Existing Proceeding is finally determined, if any balance is remaining of the Indemnity Escrow Amount shall be released to the Vendor.
(e)

If an offer that conforms to the requirements set forth in Section 7.05(c) is made and the Purchaser fails to consent to such offer in accordance with  Section 7.05(c), then the Indemnity Escrow Amount shall be decreased to the amount of such offer and the difference between the Indemnity Escrow Amount held, if any, and the offer shall be released to the Vendor.

Termination

Section 1.72 Termination. This Agreement may be terminated at any time before the Closing:
(a)	by the mutual written consent of Vendor and Purchaser;
(b)	by Purchaser by written notice to Vendor if:
(i)

any of the conditions set forth in Section 6.01 shall not have been fulfilled by the date specified therein, unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it before the Closing;

(ii)	a Cumulative Loss Amount equal to or greater than the Threshold has occurred and the Purchaser has not elected to terminate the Agreement pursuant to Section 6.02(b);
(c)	by Purchaser or Vendor if:
(i)	there shall be any Law that makes consummation of the Transaction illegal or otherwise prohibited; or
(ii)	any Governmental Authority shall have issued a Governmental Order restraining or enjoining the Transaction, and such Governmental Order shall have become final and non-appealable.

Section 1.73 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.01, this Agreement shall forthwith have no further force or effect and there shall be no liability on the part of any party hereto except:

(a)	as set forth in Section 5.05, this ARTICLE VIII and ARTICLE IX; and
(b)	that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

Miscellaneous

Section 1.74 Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including fees, disbursements and charges of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided that Vendor shall pay all amounts payable to Macquarie Capital (USA) Inc.

Section 1.75 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

in the case of a notice to the Vendor, addressed as follows:

c/o Century Casinos, Inc.

455 E. Pikes Peak Ave., Suite 210

Colorado Springs, CO 80903

Attention: Peggy Stapleton

Email: peggy.stapleton@cnty.com

with a copy to:

Field LLP

10175 101 Street NW, Suite 2500

Edmonton, AB T5J 0H3

Attention: Britt Tetz

Email: btetz@fieldlaw.com

and in the case of a notice to the Purchaser or Highfield Investment Group Inc., addressed as follows:

Racing Entertainment Centre Holdings Inc.

Unit 205, 3445 114 Ave SE

Calgary, AB T2Z 0K6

Attention: Adrian Munro

Email: amunro@highfieldig.ca

with a copy to:

Witten LLP

Suite 2500, 10303 Jasper Avenue NW

Edmonton, AB T5J 3N6

Attention: Sharon Ohayon

Email: sohayon@wittenlaw.com

Section 1.76 Interpretation. For purposes of this Agreement: (a) words importing the singular include the plural and vice versa; (b) words importing gender include all genders; (c) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (d) the word "or" is not exclusive; and (e) the words "herein", "hereof", "hereby", "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Vendor’s Disclosure Letter and Exhibits mean the Articles and Sections of, and Vendor’s Disclosure Letter and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Vendor’s Disclosure Letter and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 1.77 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 1.78 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 1.79 Entire Agreement. This Agreement, including the Exhibits hereto, the Confidentiality Agreement, the Vendor’s Disclosure Letter and the other Transaction Documents constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits, Vendor’s Disclosure Letter (other than an exception expressly set forth as such in the Vendor’s Disclosure Letter), and the other Transaction Documents, the statements in the body of this Agreement will control.

Section 1.80 Successors and Assigns. This Agreement shall be binding upon, and shall enure to the benefit of, the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 1.81 No Third-Party Beneficiaries. Except as provided in Section 5.04 and ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 1.82 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 1.83 Governing Law; Forum.
(a)	This Agreement shall be governed by and construed in accordance with the Laws of the Province of Alberta and the federal Laws of Canada applicable therein.
(b)

Any action or proceeding arising out of or based upon this Agreement or the Transaction shall be brought in the courts of the City of Edmonton, in the Province of Alberta, and each party irrevocably submits to and agrees to attorn to the exclusive jurisdiction of that court in any such action or proceeding. The parties irrevocably and unconditionally waive any objection to the venue in any action or proceeding in that court and irrevocably waive and agree not to plead in that court that such action or proceeding has been brought in an inconvenient forum.

Section 1.84 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at Law or in equity.

Section 1.85 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 1.86 Non-Recourse. This Agreement may only be enforced against, and any claim, action or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, partner, shareholder, Affiliate, agent, lawyer or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action or proceeding based on, in respect of or by reason of the Transaction.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CENTURY RESORTS MANAGEMENT GMBH
By /s/ Timothy Wright Name:Timothy Wright Title:Director

CENTURY CASINOS, INC.
By /s/ Margaret Stapleton Name: Margaret Stapleton Title:Chief Financial Officer

RACING ENTERTAINMENT CENTRE HOLDINGS INC.
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